As filed with the Securities and Exchange Commission on April 28, 2000

                                                      Registration No. 333-96369
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         -------------------------------
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                         -------------------------------

                           METRETEK TECHNOLOGIES, INC.
             (Exact name of Registrant as specified in its charter)

        DELAWARE                                      84-1169358
(State or other jurisdiction of                   (I.R.S. Employer
incorporation or organization)                   Identification No.)

                            1675 BROADWAY, SUITE 2150
                             DENVER, COLORADO 80202
                                 (303) 592-5555
--------------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               A. BRADLEY GABBARD
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                           METRETEK TECHNOLOGIES, INC.
                            1675 BROADWAY, SUITE 2150
                             DENVER, COLORADO 80202
                                 (303) 592-5555
--------------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:
                               PAUL R. HESS, ESQ.
                    KEGLER, BROWN, HILL & RITTER CO., L.P.A.
                        65 EAST STATE STREET, SUITE 1800
                              COLUMBUS, OHIO 43215
                                 (614) 462-5400


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [__]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
         If this Form if filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [__]

                        CALCULATION OF REGISTRATION FEE



==================================================================================================================================

       Title of Each Class of          Amount            Proposed Maximum       Proposed Maximum
       Securities to be                To be             Offering Price            Aggregate             Amount of Registration
          Registered                 Registered              Per Unit            Offering Price                     Fee
----------------------------------------------------------------------------------------------------------------------------------
Common  Stock,  par value $.01
per share(1)                      3,991,079 shares(2)         $7.34(3)           $29,294,520(3)                $7,733.75(4)
----------------------------------------------------------------------------------------------------------------------------------
Series B Preferred  Stock, par
value $.01 per share                  7,000 shares                 (5)                      (5)                         (5)
==================================================================================================================================


(1) Includes the related Preferred Share Purchase Rights to purchase shares of Series C Preferred Stock, par value $.01 per share, of Metretek Technologies, Inc. No separate consideration will be received for the Preferred Share Purchase Rights, which, prior to the occurrence of certain prescribed events, are not exercisable, are evidenced by the certificates for the Common Stock, and are transferable only with the Common Stock. The value, if any, of the Preferred Share Purchase Rights is reflected in the market price of the Common Stock.

(2) Consists of 1,086,263 shares of Common Stock issuable upon the exercise of warrants held by the selling securityholders, 1,179,762 shares of Common Stock issuable upon conversion of the Series B Preferred Stock held by the selling securityholders, and 1,725,054 shares of Common Stock currently held by the selling securityholders. The number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock included in this table is based upon an initial conversion rate of 168.5374 shares of Common Stock for each share of Series B Preferred Stock. The initial conversion rate, and therefore the number of shares of Common Stock into which the Series B Preferred Stock is convertible, is subject to adjustment for events specified in the terms of the Series B Preferred Stock, and any adjustment could increase the number of shares of Common Stock into which the Series B Preferred Stock is convertible. This Registration Statement covers an indeterminate number of additional shares of Common Stock as may become issuable upon conversion of the Series B Preferred Stock, in the event of an adjustment to the initial conversion rate of the Series B Preferred Stock. Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of Common Stock issuable pursuant to the anti-dilution provisions of the Series B Preferred Stock and the warrants referred to in this note. The Common Stock issuable upon conversion of the Series B Preferred Stock will be issued for no additional consideration.


(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, upon the basis of the average of the high and low prices of the common stock as reported on the Nasdaq National Market on April 24, 2000.

(4) Because a registration fee of $9,156.47 was previously paid on February 8, 2000 in connection with the initial filing of this Registration Statement, no additional registration fee is required with this filing.


(5) The filing fee is being paid with respect to the underlying shares of Common Stock. Pursuant to Rule 457(i) under the Securities Act, no separate fee is required for registration of the shares of Series B preferred stock which are convertible into shares of Common Stock being registered hereby for no additional consideration.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITYHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                            SUBJECT TO COMPLETION --
                  PRELIMINARY PROSPECTUS DATED APRIL 28, 2000


PROSPECTUS

                           METRETEK TECHNOLOGIES, INC.


                        3,991,079 SHARES OF COMMON STOCK


                    7,000 SHARES OF SERIES B PREFERRED STOCK


         This prospectus relates to the offer and sale from time to time of up to 3,991,079 shares of our common stock and 7,000 shares of our Series B preferred stock by the selling securityholders identified in this prospectus. Of the shares being offered under this prospectus, 1,725,054 shares of common stock and 7,000 shares of Series B preferred stock were previously issued to the selling securityholders, 1,086,263 shares of common stock are issuable upon the exercise of warrants previously issued to the selling securityholders, and 1,179,762 shares of common stock are issuable upon conversion of shares of our Series B preferred stock previously issued to the selling securityholders. This prospectus also covers the offer and sale by the selling securityholders of an indeterminate number of additional shares of common stock as may become issuable upon conversion of the Series B preferred stock offered under this prospectus, if the current conversion rate of 168.5374 shares of common stock per share of Series B preferred stock is adjusted under the terms of the Series B preferred stock, or if dividends on the Series B preferred stock are accrued and unpaid at the time of conversion. We refer to the Series B preferred stock and the common stock offered under this prospectus as the shares.


         The selling securityholders may from time to time offer and sell all or a portion of the shares offered under this prospectus directly or through one or more broker-dealers or underwriters in one or more transactions on the Nasdaq National Market or on any other stock market or stock exchange on which the shares may from time to time be traded, in the over-the-counter market, in negotiated transactions, in underwritten transactions or otherwise, at market prices prevailing at the time of sale, at prices related to the then prevailing market prices, at negotiated prices or at fixed prices.

         We will not receive any proceeds from the sale of the shares by the selling securityholders. We will pay all expenses of the registration of the shares, and the selling securityholders will pay any broker-dealer or underwriter fees, discounts or commissions and other selling expenses of the shares.


         Our common stock is traded on the Nasdaq National Market under the symbol "MTEK". On April 27, 2000, the last sale price of our common stock as reported on the Nasdaq National Market was $7.78 per share. Our Series B preferred stock is not traded on any public market.


                                ----------------

         INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                                -----------------

       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------


                  The date of this prospectus is May __, 2000

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Metretek Technologies, Inc...................................................3
Risk Factors.................................................................7
Special Note Regarding Forward-Looking Statements...........................25
Use of Proceeds.............................................................25
Description of Capital Stock................................................26
Description of the Series B Preferred Stock.................................32
Federal Income Tax Considerations...........................................38
Selling Securityholders.....................................................43
Plan of Distribution........................................................48
Legal Matters...............................................................50
Experts.....................................................................50
Where You Can Find More Information.........................................50


You should rely only on the information contained in or incorporated by reference in this prospectus. Neither Metretek nor any selling securityholder has authorized anyone to provide you with information different from that contained in or incorporated by reference in this prospectus. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The information in this prospectus is compete and accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of these securities.

                           METRETEK TECHNOLOGIES, INC.

OUR BUSINESS

         We are a diversified provider of energy measurement products, services and data-management systems to industrial and commercial users and suppliers of natural gas and electricity. In June 1999, we changed our name from "Marcum Natural Gas Services, Inc." to "Metretek Technologies, Inc." We currently conduct our continuing operations through three subsidiaries:

     - PowerSpring, Inc., based in Denver, Colorado, which operates our Internet-based business to business energy services hub.

     - Metretek, Incorporated, based in Melbourne, Florida, which we refer to as "Metretek Florida". Metretek Florida designs, manufactures and sells electronic devices and systems, commonly referred to as automatic meter reading systems, which we refer to as "AMRs", that automatically monitor, record and transmit data from natural gas custody transfer meters, electronic flow correctors and computers, and other energy measurement products and services.

     - Southern Flow Companies, Inc., based in Lafayette, Louisiana, provides a wide variety of natural gas measurement services principally to producers and operators of natural gas production facilities.

         We are a corporation organized under the laws of the state of Delaware on April 5, 1999. Our principal executive offices are located at 1675 Broadway, Suite 2150, Denver, Colorado 80202. Our telephone number is (303) 592-5555.

OUR BUSINESS STRATEGY

         Our business strategy is to position ourselves as an integrated provider of data measurement products, services and systems that enhance the flow of information to the energy industry. To date, our products and services have been aimed primarily at the natural gas industry, but we intend to provide our products and services to other segments of the energy industry, particularly the electricity industry. The energy industry generally is undergoing fundamental regulatory and structural changes and trends. Our strategy is to acquire, develop and operate businesses that are positioned to take advantage of these trends. While we regularly engage in discussions relating to potential acquisitions and dispositions, we have no present agreements or commitments with respect to any material acquisition or disposition.

OUR RECENT INTERNET-BASED BUSINESS STRATEGY

         Development of our Internet-based business. We have recently focused a major part of our business strategy upon the development of an Internet-based business, which we conduct through PowerSpring. In furtherance of this Internet-based business strategy, we have retained Scient Corporation, a leading eBusiness systems and strategy advisor, to assist us in designing, developing and implementing our Internet-based business. The goal of PowerSpring is to provide comprehensive energy consumption data and a broad array of additional information designed to facilitate the purchase and management of natural gas by commercial users of natural gas. PowerSpring also intends to provide commercial electricity users with a mechanism to manage their energy needs and reduce their electricity costs. Our initial focus is the development of a website to provide a single source of information and services for commercial energy users.

         Our Internet-based business objective is to be the leading Internet provider of energy information products and services. We are developing our Internet-based business to enable us to take our measurement information products, services and data management technologies to a broader market of end users of natural gas and electricity by creating a comprehensive market place on the Internet for energy consumers and suppliers to take advantage of deregulated energy markets. The initial focus of our Internet-based business strategy is to develop and launch an Internet-based transactional website. After we implement our Internet-based strategy, we will continue to operate our Southern Flow and Metretek Florida businesses. The technology requirements of PowerSpring will include AMRs that will be manufactured by Metretek Florida, and thus may enhance our revenues from our

Metretek Florida operations, depending on how we fix our revenue and pricing models for our PowerSpring products and services.

         In September 1999, we entered into an agreement with Scient Corporation. Under the Scient agreement, Scient is assisting and advising us in designing, developing and implementing a viable Internet-based business strategy. Scient is a leading consultant and advisor to businesses exploring their Internet business capabilities. We estimate that our total costs associated with the services contemplated by the Scient agreement will be between $6,000,000 and $8,000,000. Under the Scient agreement, Scient is assisting us in:

      -  the conception of a viable Internet-based business strategy;

      - the architecture of a functional and scalable transactional based website;

      -  the design, engineering and development of the website;

      - the development, selection and procurement of all applicable operating software and hardware;

      -  the branding and marketing strategy for the PowerSpring; and

      -  the operational structure, management and staffing of PowerSpring.

         Acquisition of Mercator. On March 17, 2000, we acquired Mercator Energy Incorporated through a merger with a wholly-owned subsidiary of PowerSpring. Mercator is a Denver-based natural gas services and brokerage company that acts as an independent broker-agent for both producers and users. This acquisition will provide PowerSpring with Mercator's expertise in the area of energy procurement, which is an important element in our Internet business strategy.


         When we acquired Mercator, we delivered to John A. Harpole, the president and sole shareholder of Mercator prior to the acquisition, $408,334 in cash, a $741,666 non-negotiable promissory note payable by PowerSpring over two years and secured by a general security interest in the assets of PowerSpring, and 2,500,000 shares of common stock of PowerSpring. Since the acquisition of Mercator, we now own 87.5% of the outstanding shares of PowerSpring common stock, Mr. Harpole owns 12.5% of the outstanding shares of PowerSpring common stock, and Mercator has become a wholly-owned subsidiary of PowerSpring. We, PowerSpring and Mr. Harpole entered into a stockholders agreement that creates rights related to Mr. Harpole's PowerSpring common stock, including a right of first refusal held by us for any sale of PowerSpring common stock by Mr. Harpole, co-sale rights and similar rights upon PowerSpring transactions, registration rights, and a right for Mr. Harpole to put his shares of PowerSpring common stock back to PowerSpring at an appraised value for cash payable over three years if PowerSpring has not completed an initial public offering and has not sold its business within two years.


         PowerSpring also entered into a two-year employment agreement with Mr. Harpole. Mr. Harpole will serve as the Executive Vice President, Chief Operating Officer and a director of PowerSpring. Under the employment agreement, Mr. Harpole received an option to purchase 60,000 shares of our common stock, exercisable at $17.88 per share, and an option to purchase 200,000 shares of PowerSpring common stock, exercisable at $.30 per share. Mr. Harpole agreed not to compete with the business of PowerSpring for one year after the termination of his employment.

         In September 1999, we had entered into a consulting and joint venture agreement with Mercator, under which Mercator provided energy procurement services to us on a consulting basis. In connection with the acquisition of Mercator, the consulting and joint venture agreement, and a related stock option agreement, were terminated.

         Background of our Internet-based business strategy. Historically, the primary segment of Metretek Florida's business has been the sale of AMR equipment and related software to its customers, primarily natural gas utilities or combined natural gas/electric utilities. Typically, these customers would purchase Metretek Florida's AMR equipment and software for installation on the meters of their large, industrial natural gas customers.

         In 1985, the Federal Energy Regulatory Commission issued its Order No. 436 that initiated deregulation of the interstate natural gas transportation markets. This order was followed by other FERC orders, including FERC Order No. 636, that substantially completed deregulation of the interstate gas markets. As a result of the FERC rulings and various state level rulings and legislation, most United States industrial and commercial natural gas customers have, for some time, been legally able to choose a supplier of natural gas other than their local natural gas utility. A customer that chooses to purchase natural gas from a source other than its local utility is characterized by the local utility as a "transportation" customer, or a customer engaged in "deregulation purchases" of natural gas. A "transportation" customer periodically contracts with one or more suppliers of natural gas to provide its supply of natural gas and pays the local utility a transportation fee to transport the natural gas from the "city gate" across the utilities distribution system to the customer's facility. Often, the key benefit to the transportation customer is a lower net cost of natural gas.

         A substantial percentage of industrial natural gas users in the United States are "transportation" customers that are currently participating in the benefits of a deregulated natural gas market, while only a very small percentage of commercial gas users are transportation customers. We believe this largely explains why the average natural gas prices paid by commercial customers are higher than those paid by industrial customers, as discussed below. We also believe that commercial natural gas customers have been precluded from participating in the deregulated market primarily as a result of both economic and expertise barriers to market entry. The primary goal of our eBusiness is to remove these barriers to provide a large percentage of the commercial customer market access to the deregulated natural gas market, as well as the commercial electricity market.

         Deregulation of natural gas provides us with a market opportunity. A 1998 study published by the Energy Information Administration discloses that the average natural gas burner tip cost paid by industrial users in 1997 was $3.14 per MMBTU, compared to the average cost paid by commercial natural gas customers of $5.48 per MMBTU. Our Internet-based business strategy includes the concept of introducing a product to the commercial natural gas market that will allow commercial natural gas customers to substantially narrow the margin between average commercial natural gas costs versus average industrial natural gas costs.

         Our Internet-based business solution is to eliminate the primary barriers to entry for commercial natural gas customers. While industrial natural gas customers have been benefiting from deregulating natural gas markets, commercial users of natural gas have not been. We believe commercial customers of natural gas have been unable to benefit from deregulated markets largely as a result of economic and expertise barriers.

         Our primary Internet-based business product is being designed to provide a complete turn-key solution for the commercial natural gas customer and to reduce or eliminate many of the market entry barriers. We anticipate that this Internet-based business product will require no up-front capital investment by the customer, will be seamless in its application to the customer, and will be perceived by the customer as having a small overall cost compared to the potential savings in energy costs. The customer is expected to realize a savings in energy costs and will receive access to current and historical value added consumption reports through a content and function enriched website.

         Application of our Internet-based business strategy to the electricity markets.The initial focus of PowerSpring is the natural gas market, which has been almost fully deregulated. However, the historical structure and operating mechanics of the electricity markets are very similar to the natural gas markets. Our AMR devices and software management programs are ideal for application in the electricity markets. In addition, the domestic electricity markets are about three times the size of the domestic natural gas markets.

         Deregulation of the electricity markets is lagging behind deregulation of natural gas markets, but is progressing. We are aware of at least 29 states that have either already deregulated their electricity markets, have passed legislation to implement deregulation, or have active pilot deregulation programs in place. We believe most or all of the remaining states are currently considering some form of deregulation of electricity markets.

         We believe that the opportunities to create savings for customers are potentially larger in the electricity markets than in the natural gas markets. We also expect that many of our natural gas customers will add their electrical needs to PowerSpring's program as their electricity markets become deregulated.

         Timing and funding of PowerSpring. Based on our current schedule, we anticipate launching an operable, transaction-based website in June 2000.


         We estimate that this initial development phase of PowerSpring will require aggregate expenditures of between $6,000,000 and $8,000,000, consisting of research and development costs, consulting fees and expenses and costs of acquiring the requisite technology, including hardware and software. Through December 31, 1999, these costs were approximately $1.5 million. We expect that after this initial development stage is completed and our website is launched, the further development and growth of PowerSpring, including staffing, organizational and start-up expenses, marketing costs and additional capital expenditures, will require significant additional funds. To develop and expand PowerSpring, we will need to raise significant additional funds beyond the proceeds of the units private placement, from the proceeds of public or private equity financing, debt financing or from other sources.


         We intend to raise any needed additional capital to fund the development and operations of PowerSpring primarily through financing at the PowerSpring level. However, depending upon the availability of capital, market conditions, our consolidated operations and the operations of PowerSpring, we may also or instead raise additional capital at the Metretek level. For example, depending on market conditions and other factors we deem appropriate and the receipt of required consents, we may call our outstanding publicly trading dividend warrants for redemption. Due to the trading price of our common stock, as of the date of this prospectus we have the right, upon 30 days notice, to call the dividend warrants for redemption at a redemption price of $.01 per dividend warrant, and we will continue to have this redemption right as long as the closing sale price of the common stock as reported on the Nasdaq National Market equals or exceeds $6.50 per share. We expect that, depending upon market conditions, most or all dividend warrants will be exercised if we call them for redemption, resulting in gross proceeds of up to $3.5 million to us.

         Our capital raising will require the consent of our lender on our credit facility, if our credit facility is then in effect. In addition, depending on how it is structured, our capital raising could require the consent of the holders of our Series B preferred stock. We cannot assure you that additional funds will be available to us in the future or that, if available, additional funds can be obtained on terms favorable to us, and on terms acceptable to our lender, if its consent is required, and on terms acceptable to the holders of our Series B preferred stock, if their consent is required. In addition, we can not assure you that any capital which is available to us will be sufficient to facilitate this successful operation of PowerSpring. Our inability to raise sufficient additional funds, beyond the proceeds of the units private placement, to meet the capital requirements of PowerSpring could have a material adverse effect on our business, financial condition and results of operations.


UNITS PRIVATE PLACEMENT


         On February 4, 2000, we completed a $14,000,000 private placement, which we refer to in this prospectus as the units private placement, of 7,000 units, including 1,450 units we issued on December 9, 1999. Each unit consisted of 200 shares of common stock, 1 share of Series B preferred stock and warrants, which we refer to in this prospectus as unit warrants, to purchase 100 shares of common stock. For a description of the material terms of these securities, see "Description of Capital Stock" and "Description of the Series B Preferred Stock". In the units private placement, we issued 1,400,000 shares of common stock, 7,000 shares of Series B preferred stock and unit warrants to purchase 700,000 shares of common stock. The units private placement was approved and ratified by our stockholders at a special meeting held on February 3, 2000. The units were issued to institutional investors and other "accredited investors" under Regulation D under the Securities Act. In this prospectus, we refer to the purchasers of units in the units private placement as unit purchasers.


         The primary purpose of the units private placement was to raise capital to enable us to develop the Internet-based business of PowerSpring. A portion of the proceeds is being used to repay outstanding indebtedness, and the remaining proceeds will be used for general corporate and working capital purposes, including potentially providing the funds to finance an acquisition opportunity, if one were to arise. We presently have no agreement or arrangement for any acquisition opportunity.

                                  RISK FACTORS

         An investment in our securities involves risk. You should carefully consider the risks described below, along with the other information contained or incorporated by reference in this prospectus, before making an investment decision. In addition, the risks and uncertainties we face described below are not the only risks. There may be additional risks and uncertainties that we do not currently consider material or that are not currently known to us. If any of the following risks were to occur, our business, prospects, assets, financial condition, results of operations and cash flows could be materially adversely affected. When we say that something could or will have a material adverse effect on us or our business, we mean that it could or will have one or more of these effects. If this occurs, the trading price of our common stock and the value of the other securities offered under this prospectus could decline, and you could lose all or part of your investment.

                          RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF LOSSES, AND WE MAY NEVER BECOME PROFITABLE

         We have incurred net losses on an annual basis during each year since our incorporation. We incurred net losses of approximately $0.3 million and $3.7 million for the years ended December 31, 1998 and 1999. At December 31, 1999, we had an accumulated deficit of approximately $25.2 million. Due to the design, creation and implementation of PowerSpring, which will require us to make significant expenditures, we expect operating losses to continue for the foreseeable future. We also anticipate increased expenses as we support, expand and improve PowerSpring and its infrastructure, invest in new Internet applications, enhance our management expertise, expand our sales efforts and pursue strategic Internet relationships. In addition, our Internet-based business strategy is unproven. We may never generate sufficient revenues to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase that profitability on a quarterly or annual basis in the future.

WE WILL REQUIRE A SUBSTANTIAL AMOUNT OF ADDITIONAL CAPITAL TO FINANCE OUR BUSINESS, ESPECIALLY POWERSPRING, BUT WE MAY NOT BE ABLE TO OBTAIN A SUFFICIENT AMOUNT OF FUNDS TO DO SO

         We will require substantial additional funds to design, create, develop, implement, market and operate PowerSpring, our new Internet-based business. If we cannot raise sufficient funds on a timely basis, we will not be able to complete the development, implementation and successful operations of PowerSpring, and our business will be materially and adversely affected.


         We estimate that the initial development phase to launch PowerSpring will require estimated expenditures of between $6,000,000 and $8,000,000, consisting of research and development costs, consulting fees and expenses and costs of acquiring the requisite technology, including hardware and software. Through December 31, 1999, these costs were approximately $1.5 million. We expect that after this initial development stage is completed and PowerSpring's web site is launched, the further development and growth of PowerSpring, including staffing, organizational and start-up expenses, marketing costs and additional capital expenditures, will require significant additional funds. To develop and expand PowerSpring, we will need to raise the significant additional funds, beyond the proceeds of the units private placement, from the proceeds of public or private equity financing, debt financing or from other sources. We intend to raise any needed additional capital to fund the development and operations of PowerSpring primarily through financing at the PowerSpring level. However, depending upon the availability of capital, market conditions, our consolidation operations and the operations of PowerSpring, we may also or instead raise additional capital at the Metretek level. For example, depending on market conditions, required consents and other factors we deem appropriate, we may call the outstanding dividend warrants for redemption.


         Virtually any capital raising will require the consent of our lender on our credit facility, if the credit facility is then in effect. In addition, depending on how it is structured, this capital raising could require the consent of the holders of our Series B preferred stock. We cannot assure you that any additional funds will be available to us in the future or that, if available, funds can be obtained on terms favorable to us, and on terms acceptable to our lender, if its consent is required, and on terms acceptable to the holders of the Series B preferred stock, if their consent is required. In addition, we cannot assure you that available capital will be sufficient for the successful operation of PowerSpring. Our inability to raise sufficient additional funds, beyond the proceeds of the units private placement, to meet the capital requirements of PowerSpring could have a material adverse effect on our business, financial condition and results of operations.

         In addition to our need to raise capital to fund PowerSpring, we will need to raise additional capital in the future to either repay or refinance any indebtedness we incur in the future to finance our operations, the growth of our current business or acquisition opportunities. The Series B preferred stock bears a cumulative dividend at the rate of 8% per year and, if it is not earlier converted into common stock, we are required to redeem the Series B preferred stock on December 9, 2004 at a redemption price equal to the liquidation preference, currently $7,000,000 plus accrued and unpaid dividends. In addition, unanticipated events, over which we may have no control, could also increase our operating costs or decrease our ability to generate revenues from product and service sales. We will also require additional capital in the future to make any significant acquisitions of businesses or technologies. We have a $5 million revolving line of credit with our current lender which expires in March 2001. Our ability to borrow funds under this credit facility is limited to our loan availability based upon our assets, primarily our accounts receivable and inventory, and is limited to $3 million by the terms of the Series B Preferred Stock. As of December 31, 1999, we had a total loan availability of approximately $3.6 million, and of that we had borrowed approximately $0.3 million. The amount of our loan availability, as well as the amount we borrow, will change in the future depending on our asset base and our capital requirements. Any amount outstanding under our credit facility in March 2001 will need to either be repaid by us, refinanced by a new lender or investor, or extended by our current lender. We cannot estimate the amount that we will have borrowed under the credit facility when it expires, and we cannot assure you that we will be able to repay, refinance or extend that indebtedness at that time.

         To finance PowerSpring and the growth of our other businesses, and to repay or refinance any indebtedness we might incur, we will need to raise a substantial amount of additional capital from the public or private sales of equity securities, debt financing, sales of assets, calling the dividend warrants for redemption, or from other sources. Additional financing may not be available to us when we need it or, if available, it may not be on terms satisfactory to us, or we may not be able to obtain the required consents to complete the financing. Obtaining additional financing will depend on many factors, including market conditions, our operating performance and investor sentiment. Terms of debt financing could restrict our ability to operate our business or to expand our operations. In addition, if we raise capital by issuing capital stock or securities convertible into capital stock, our stockholders could suffer a significant dilution of their percentage ownership interests, and the new capital stock or other new securities could have rights, preferences or privileges senior to those of our current stockholders. If we are unable to raise sufficient additional financing on terms satisfactory to us, then our business will be materially and adversely affected.

FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS MAY ADVERSELY AFFECT THE TRADING PRICE OF OUR COMMON STOCK

         Our quarterly revenues, expenses, margins and results of operations have fluctuated significantly in the past and are expected to continue to fluctuate significantly in the future due to a variety of factors, many of which are outside of our control and any of which may cause the trading price of our common stock to fluctuate. These factors include:

      -  the size, timing and terms of sales and orders;

      -  the amount and timing of expenditures on PowerSpring;

      - our ability to implement our business plan and strategy with respect to PowerSpring and the timing of this implementation;

      - the timing, pricing and market demand and acceptance of our new products and services, especially those related to PowerSpring, and those of our competitors;

      -  the pace of development of PowerSpring;

      - the success of our brand building and marketing campaigns for our PowerSpring products and services;

      - the growth of the market for online energy products, services and information;

      - our ability to effectively manage our growth during the anticipated rapid growth of PowerSpring;

      -  changes in our pricing policies and those of our competitors;

      - variations in the length of our product and service implementation process;

      -  the mix of products and services sold;

      -  the mix of international and domestic revenues;

      -  the life cycles of our products and services;

      -  budgeting cycles of utilities;

      -  general economic and political conditions;

      - economic conditions in the energy industry in general and the natural gas and electricity industries in particular;

      - the effects of governmental regulations and regulatory changes in our current and new markets;

      -  prices charged by our suppliers;

      -  costs related to future acquisitions of technology or businesses;

      -  the level of service and price competition;

      -  changes in our operating expenses;

      - the success of our brand building and marketing campaigns for PowerSpring's products and services; and

      - the maintenance and development of business relationships with strategic partners.

         Because many of our operating expenses, other than those related to our PowerSpring, are relatively fixed, a shortfall in anticipated revenue or delay in recognizing revenue could cause our operating results to vary significantly from quarter-to-quarter and could result in significant operating losses in any particular quarter. The timing of large individual sales is also difficult for us to predict. In addition, expenditures on PowerSpring will be significant and will vary in the foreseeable future. If our revenues fall below our expectations in any particular quarter, our business could be materially adversely affected. If our revenues fall below our expectations, we will not be able to reduce our expenses rapidly in response to the short-fall and could suffer significant operating losses.

         Due to all of these factors and the other risks discussed in this section, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. It is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. As a result, the trading price of our common stock may fall.

BECAUSE POWERSPRING HAS VIRTUALLY NO OPERATING HISTORY AND OUR INTERNET-BASED BUSINESS STRATEGY IS STILL BEING DEVELOPED AND IS UNPROVEN, LIMITED INFORMATION IS AVAILABLE UPON WHICH YOU CAN EVALUATE POWERSPRING

         Our business strategy and future success is highly dependent upon our ability to develop our eBusiness. PowerSpring strategy is based on an unproven business model, and our operating, sales and other strategies are still being developed. PowerSpring strategy depends on the willingness of commercial users of natural gas and electricity to purchase, at a price profitable to us, a package consisting of energy data management equipment and energy purchasing resources. It also depends on our ability to develop a business that will generate significant revenues, profits and cash flow through the offering of energy products, services and information over the Internet. PowerSpring will not be launched until June 2000. Accordingly, we have virtually no operating history to provide you upon which you can evaluate PowerSpring.

         As a company developing a new business in the new and rapidly evolving markets for Internet products and services generally, and online energy products, services and information specifically, we face numerous risks and uncertainties which are described in this "Risk Factors" section as well as other parts of this prospectus, and in documents incorporated by reference in this prospectus. Some of these risks relate to our ability to:

      - anticipate and adapt to the changing regulatory climate for energy products and services;

      -  anticipate and adapt to the changing Internet market;

      -  attract customers to PowerSpring;

      - collect energy research and other energy information adequate to support a market for Internet services;

      - implement our sales and marketing initiatives, both domestically and internationally;

      -  attract, retain and motivate qualified personnel;

      -  respond to actions taken by our competitors;

      -  integrate acquired businesses, technologies, products and services;

      -  generate revenues and sales of new products and services;

      - implement an effective marketing strategy to promote awareness of our new businesses; and

      - develop and deploy successful versions of the software necessary for our services.

         Our business and financial results in the future will depend heavily on market acceptance and profitability of PowerSpring. If we are unsuccessful in addressing these risks or in executing our business strategies, our business would be materially and adversely affected.

IF THE INTERNET IS NOT WIDELY ACCEPTED BY COMMERCIAL USERS OF ENERGY AS A MEDIUM FOR COMMERCE, OUR BUSINESS WOULD BE MATERIALLY AND ADVERSELY AFFECTED

         In the future, we expect to derive a significant amount of our revenues, income and cash flow from PowerSpring. We cannot assure you that Internet-based commerce for energy products and services, especially by commercial users of energy, will ever grow to account for substantial revenues, income and cash flow, or when this growth might occur. Our business would suffer if the market for Internet-based commerce for energy products and services fails to develop or develops more slowly than expected. Our business would also suffer if we are unable to adapt to new forms of, or new pricing models for, Internet-based commerce for energy products and services.

         The viability and future growth of the Internet as a means of commerce depends on several factors, including:

      -  the Internet's ability to handle increased activity;


      - the Internet's ability to operate as a fast, reliable and secure network;

      -  potential changes in government regulation;

      - the ability of the Internet infrastructure to support the growing demands placed on it;

      -  access costs;

      - the performance and reliability of products and services as the number of users and amount of traffic increases;

      - the ability of businesses to adequately address security and privacy concerns; and

      -  the nature and pace of technological changes relating to the Internet.

         Moreover, critical issues concerning the commercial use of the Internet, including data corruption, cost, ease of use, accessibility and quality of service, remain unresolved and may negatively affect commerce on the Internet. These issues will need to be addressed in order for the market for online energy products and services to grow. It is difficult to predict when Internet-based commerce for energy products and services will emerge and obtain market acceptance and be profitable. This makes it difficult to project our future revenues, results of operations and cash flows. We cannot assure you that we will be successful in selling energy products and services over the Internet or in capturing a significant share of the market for Internet-based energy products and services.

CONCERNS ABOUT SECURITY OF ELECTRONIC COMMERCE TRANSACTIONS AND CONFIDENTIALITY OF INFORMATION ON THE INTERNET MAY IMPEDE THE GROWTH OF POWERSPRING

         A significant barrier to electronic commerce has been the need for security. Internet usage could decline if any well-publicized compromise of security occurs. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by these breaches. Unauthorized persons could attempt to penetrate our network security. If successful, they could misappropriate proprietary information or cause interruptions in our services. As a result, we may be required to expend capital and resources to protect against or to alleviate these problems. Security breaches could have a material and adverse effect on our business.

OUR NEW INTERNET-BASED BUSINESS STRATEGY WILL BE DEPENDENT UPON THE DEVELOPMENT AND MAINTENANCE OF THE INTERNET INFRASTRUCTURE

         The success of our new Internet-based business strategy will depend largely on the development and maintenance of the Internet infrastructure. This includes maintenance of a reliable network backbone with the necessary speed, data capacity and security, as well as timely development of complimentary products such as high-speed modems, for providing reliable Internet access and services. Because online commerce is new and evolving, we cannot predict whether the Internet will prove to be a viable commercial marketplace in the long term. The Internet has experienced, and is likely to continue to experience, significant growth in the number of users and the amount of traffic. If the Internet continues to experience increased numbers of users increased frequency of use, or more complex requirement, the Internet infrastructure may be unable to support the demands placed on it. In addition, the performance of the Internet may be harmed by increased users or more complex requirements.

         The Internet has experienced a variety of outages and other delays as a result of damages to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could reduce the level of Internet usage as well as the level of traffic in the processing of commerce on our website. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of activity or due to increased governmental regulation. The infrastructure and complimentary products or services necessary to make the Internet a viable commercial marketplace for the long-term may not be developed successfully or in a timely manner. Even if these products or services are developed, the Internet may not become a viable commercial marketplace for services such as those that we intend to offer.

WE MAY BE UNABLE TO SUCCESSFULLY MANAGE THE EXPECTED EXPANSION OF POWERSPRING

         Our anticipated future growth as a result of PowerSpring may place a significant strain on our management, operating systems and resources. We cannot successfully implement our Internet-based business strategy if we fail to manage our growth. We expect that we will need to attract and retain competent personnel and to continue to improve our financial managerial controls and reporting systems and procedures. We will also need to continue to expand and maintain close coordination among our technical, accounting, finance and sales and marketing organizations. In addition, our systems, procedures or controls may be inadequate to support our operations, in which case management may be unable to exploit opportunities for our products and services. Failure to manage our growth effectively and successfully integrate any acquisition or strategic relationships could materially and adversely affect our business.

BECAUSE OUR FUTURE GROWTH, IN OUR TRADITIONAL BUSINESSES AND IN POWERSPRING, IS DEPENDENT IN LARGE PART UPON THE DEREGULATION OF THE ELECTRICITY INDUSTRY, DELAYS IN THE DEREGULATION OF THE ELECTRICITY MARKETS, OR IN THE ELECTRICITY INDUSTRY'S COMPETITIVE RESPONSE TO DEREGULATION, MAY MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS

         The electricity industry is currently undergoing fundamental structural changes due to deregulation, similar to what the natural gas utility industry has undergone. A key component of our business strategies, in both our traditional businesses, especially Metretek Florida, and our new Internet-based business, PowerSpring, is to take advantage of opportunities created by the deregulation of the electricity industry as the result of the need for more and more frequent electricity consumption information. A principal expected benefit to us of electricity deregulation is the ability of commercial and industrial electricity customers to purchase electricity directly from multiple suppliers, rather than solely from the local utility. This will require these electricity customers to obtain timely electricity consumption data. If the deregulatory environment does not continue or slows down, or if the market is slow to respond to the opportunities made available by the changes in the deregulation of the electricity industry, then commercial electricity customers may not purchase our products, may purchase less of our products or may not purchase our products until later than we anticipate. Failure of electricity industry deregulation to result in a significant increase in the purchases of our products and services would materially and adversely affect our business.

BECAUSE WE ARE DEPENDENT UPON THE UTILITY INDUSTRY FOR A SIGNIFICANT PORTION OF OUR REVENUE, CONTINUED REDUCTIONS OF PURCHASES OF OUR PRODUCTS AND SERVICES BY UTILITIES CAUSED BY REGULATORY REFORM MAY MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS

         We currently derive a significant portion of our revenue from sales of our products and services to the utility industry, particularly the natural gas utility industry. We have experienced variability of operating results on both an annual and quarterly basis due primarily to utility purchasing patterns, and delays of purchasing decisions by utilities, as the result of mergers and acquisitions in the utility industry or potential changes to the federal and state regulatory framework within which the utility industry operates. The utility industry is generally characterized by long budgeting, purchasing and regulatory process cycles that can take up to several years to complete. Our utility customers typically issue requests for quotes and proposals, establish committees to evaluate the purchase proposals, review different technical options with vendors, analyze performance and cost/benefit justifications and perform a regulatory review, in additional to applying a normal budget approval process within the utility. In addition, utilities may defer purchases of our products and services if the utilities reduce capital expenditures as the result of mergers and acquisitions, pending or unfavorable regulatory decisions, poor revenues due to weather conditions, rising interest rates or general economic downturns, among other factors. The natural gas utility industry has been virtually the sole customer for our automatic meter reading systems. However, over the last few years, the uncertainty in the utility industry that has resulted from the regulatory uncertainty in the current era of deregulation, has caused utilities to defer even further purchases of our products and services. The continuation of this uncertain regulatory climate will materially and adversely affect our revenues from sales of meter reading devices.

         The domestic utility industry is currently the focus of regulatory reform initiatives in virtually every state. These initiatives have resulted in significant uncertainty for industry participants and raise concerns regarding assets that would not be considered for recovery through rate payer charges. This regulatory climate has caused most utilities to delay purchasing decisions that involve significant capital commitments. As a result of these purchasing decision delays, utilities have reduced their purchases of our products and services. While we expect some states will act on these regulatory reform initiatives in the near future, we cannot assure you that the current regulatory uncertainty will be resolved in the short term. In addition, new regulatory initiatives could have a material and adverse effect on our business. Moreover, in part as a result of the competitive pressures in the utility industry arising from the regulatory reform process, many utilities are pursuing merger and acquisition strategies. We have experienced considerable delays in purchase decisions by utilities that have become parties to merger or acquisition transactions. Typically, capital expenditure purchase decisions are put on hold indefinitely when merger negotiations begin. If this pattern of merger and acquisition activity among utilities continues, our business may be materially and adversely affected.

         In addition, if any of the utilities that account for a significant portion of our revenues decide to significantly reduce their purchases of our products and services, our business may be materially and adversely affected.

RESTRICTIONS IMPOSED ON US AS A RESULT OF THE TERMS OF OUR CURRENT INDEBTEDNESS AND OUR SERIES B PREFERRED STOCK COULD LIMIT HOW WE CONDUCT OUR BUSINESS AND OUR ABILITY TO RAISE ADDITIONAL CAPITAL

         The terms of our current credit facility and of our Series B preferred stock contain financial and operating covenants that limit the discretion of our management. These covenants place significant restrictions on our ability to:

      -  incur additional indebtedness;

      -  create liens or other encumbrances;

      -  issue or redeem securities;

      -  make dividend payments and investments;

      -  amend our charter documents;

      -  sell or otherwise dispose of our assets;

      -  liquidate or dissolve;

      -  merge or consolidate with other companies; or

      -  reorganize, recapitalize or engage in a similar business transaction.


         Our future financing arrangements will likely contain similar or more restrictive covenants. As a result of these restrictions, we may be:

      -  limited in how we conduct our business;

      - unable to raise additional debt or equity financing to operate during general economic or business downturns; and

      - unable to compete effectively or to take advantage of new business opportunities.

DIVIDENDS ON THE SERIES B PREFERRED STOCK WILL INCREASE OUR FUTURE NET LOSS AVAILABLE TO COMMON SHAREHOLDERS AND OUR NET LOSS PER COMMON SHARE

         After issuing the Series B preferred stock, we will recognize the 8% coupon rate and "deemed distributions" as dividends on the Series B preferred stock. The proceeds from the sale of the units were allocated to the common stock, the unit warrants and the Series B preferred stock based on the relative fair value of each. This allocation process resulted in the Series B preferred stock being initially recorded at a discount from its $1,000 per share liquidation value. This discount will be recorded as a distribution over the term of the Series B preferred stock. Another discount results from the increase in the fair market value of a share of our common stock from the date we offered to sell 5,550 units to February 4, 2000, the date we issued those units. This increase caused the conversion feature of the Series B preferred stock to be "in the money" on February 4, 2000. The discount related to the "in the money" conversion feature will be recorded as a distribution between the February 4, 2000 and June 9, 2000, after which date the Series B preferred stock can first be converted into our common stock. The Series B preferred stock dividends will increase our future net loss available to common shareholders and net loss per common share, which could adversely affect the trading price of our common stock.

RAPID TECHNOLOGICAL CHANGES MAY PREVENT US FROM REMAINING CURRENT WITH OUR TECHNOLOGICAL RESOURCES AND MAINTAINING COMPETITIVE PRODUCT AND SERVICE OFFERINGS

         The markets in which our current businesses operate and PowerSpring will operate are characterized by rapid technological change, frequent new and enhanced product and service introductions, evolving industry standards and changes in customer needs. Significant technological changes could render our existing products, services and technology, including our planned PowerSpring products and services, obsolete. The Internet market's growth and intense competition exacerbate these conditions. Our future success will depend, in part, on our ability to:

       - effectively use and develop leading technologies;

       - continue to develop our technical expertise;

       - enhance our current products and services;

       - develop new products and services that meet changing customer needs;
         and

       - respond to emerging industry standards and technological changes in a cost-effective manner.

         If we are unable to successfully respond to these developments or do not respond in a cost-effective way, our business will be materially and adversely affected. We cannot assure you that we will be successful in responding to changing technology or market needs. In addition, products, services and technologies developed by others may render our products, services and technologies uncompetitive or obsolete.

         Even if we do successfully respond to technological advances and emerging industry standards, the integration of new technology may require substantial time and expense, and we cannot assure you that we will succeed in adapting our products, services and technology in a timely and cost-effective manner. We may experience financial or technical difficulties that could prevent us from introducing new or enhanced products or services. Furthermore, these new or enhanced products and services may contain problems that are discovered after they are introduced. We may need to significantly modify the design of these products and services to correct problems. Rapidly changing Internet technology and operating systems may impede market acceptance of our PowerSpring products and services. Our business could be materially and adversely affected if we experience difficulties in introducing new or enhanced services and products or if these products and services are not received favorably by our customers.

         Development and enhancement of our products and services will require significant additional expenses and could strain our management, financial and operational resources. The lack of market acceptance of our products or services or our inability to generate sufficient revenues from this development or enhancements to offset their costs could have a material adverse effect on our business. We have experienced delays in releasing new products and product enhancements and may experience similar delays in the future. These delays or problems in the installation of implementation of our new products and services and enhancements may cause customers to forego purchases of our products and services to purchase those of our competitors.


CHANGES IN OUR PRODUCT MIX COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS

         The margins on our revenues from some of our product and service offerings is higher than the margins on our other product and service offerings. For example, revenues from sales of some of Metretek Florida's AMR devices have significantly higher margins than Metretek Florida's contract manufacturing revenues. In addition, we do not know what the prices and costs of our future PowerSpring products and services will be and therefore we cannot estimate their margins. These new PowerSpring products and services may have lower margins than our current businesses. If in the future we derive a proportionately greater percentage of our revenues from lower margin products and services, then our overall margins on our total revenues will decrease and, accordingly, will result in lower net income, or higher net losses, and less cash flow on the same amount of revenues.

OUR MANAGEMENT OF PRIVATE ENERGY PROGRAMS PRESENTS RISKS TO US

         Marcum Gas Transmission, Inc. is our subsidiary that manages and holds a small ownership interest in two private energy programs that own natural gas assets. The operations of MGT have been discontinued and MGT does not intend to form any new private programs. MGT is pursuing the sale of the existing energy programs but will continue managing the two business trusts that operate these energy programs only until those programs are sold or liquidated or until MGT's interests and management obligations in those programs are sold. These private programs were financed by private placements of equity interest raising capital to acquire the assets and business operated by the programs. Our management of these energy programs presents risks to us, including:

      - material and adverse changes in the business, results of operations and financial conditions of the programs due to events, conditions and factors outside the control of MGT, such as general and local conditions affecting the energy market generally and the revenues of the programs specifically;

      - lawsuits by investors in a program who become dissatisfied with the result of the program;

      -  changes in the regulatory environment relating to these programs;

      -  reliance upon significant suppliers and customers by these programs;

      -  hazards of energy facilities; and

      -  changes in technology.

         If any of these risks materialize and we are unsuccessful in addressing these risks, our business could be materially and adversely affected.


WE MAY BE UNABLE TO SUCCESSFULLY EXPAND OUR INTERNATIONAL OPERATIONS, WHICH WOULD LIMIT OUR GROWTH AND MAY ADVERSELY AFFECT OUR BUSINESS


         We market and sell some of our products and services in international markets. Our revenues from sales into international markets were approximately 8% and 5% of our consolidated revenues in fiscal years 1998 and 1999. One component of our strategy for future growth involves the expansion of our products and services into new international markets and expansion of our marketing efforts in our current international markets. This expansion will require significant management attention and financial resources to establish additional offices, hire additional personnel, localize and market products and services in foreign markets and to develop relationships with international service providers. However, we have only limited experience in developing localized versions of our products and services and in developing relationships with international service providers. We cannot assure you that we will be successful in expanding our international operations, or that revenues from international operations will be sufficient to offset these additional costs. If revenues from international operations are not adequate to offset the additional expense from expanding these international operations, our business could be materially and adversely affected.

         In addition to the uncertainty regarding our ability to generate sufficient revenues from foreign operations and to expand our international presence, there are risks inherent in doing business on an international level, including:

      -  adverse changes in applicable laws and regulatory requirements;

      -  import and export restrictions;

      -  export controls relating to technology;

      -  tariffs and other trade barriers;

      -  less favorable intellectual property laws;

      -  difficulties in staffing and managing foreign operations;

      -  political instability;

      -  fluctuations in currency exchange rates;

      -  potential adverse tax consequences;

      -  cultural and language difficulties;

      -  the potential exchange and repatriation of foreign earnings;

      -  localization and translation of products and services;

      - difficulties in collecting accounts receivable and longer collection periods; and

      -  the impact of local economic conditions and practices.

         Our success in expanding our international operations will depend in large part of our ability to anticipate and effectively manage these and other risks. We have limited experience in conducting our business outside the United States and may encounter unforeseen difficulties in conducting operations in foreign countries. In addition, while our current products and services are designed to meet relevant regulatory requirements of foreign markets in which they are sold, any inability to obtain any required foreign regulatory approval and any changes in foreign regulatory requirements could have a material adverse effect on our ability to conduct business in these markets. In addition, we may confront significant challenges in developing and implementing localized versions of our systems due to many factors including the different standards among utilities on a country by country basis. We cannot assure you that we will be able to successfully market, sell and deliver our products and services in these foreign markets.

OUR MARKETS ARE HIGHLY COMPETITIVE, AND THE COMPETITION WE FACE COULD MATERIALLY AND ADVERSELY AFFECT OUR ABILITY TO SELL OUR CURRENT PRODUCTS AND SERVICES, EXPAND OUR CURRENT BUSINESSES AND DEVELOP OUR NEW BUSINESSES

         The markets for energy products, services, technology and information are highly competitive. We also anticipate that PowerSpring will face intense competition, especially as the use of the Internet for energy products and services grows. The growth potential and deregulatory environment of the energy markets have attracted and are anticipated to continue to attract many new start-ups as well as established businesses from different industries. We expect competition to continue to increase because our market poses no substantial barriers to entry. Competition may also increase as a result of industry consolidation. Increased competition could result in price reductions, reduced gross margins, loss of market share, inability to penetrate new markets or to develop new markets, any of which could have a material and adverse effect on our business.

         Our current and prospective competitors fall into the following categories:

      - large and well established distributors of energy measurement, monitoring and information products and services, such as Cellnet Data Systems, Inc., Itron Corp., and Whisper Communications;

      - large, well established and diversified companies like Schlumberger, General Electric and Asea Brown Boveri that have divisions or subsidiaries devoted to our markets;

      - in-house services provided by utilities and major oil and gas companies;

      - large, well established and diversified oil and gas companies like Enron Corp. and Duke Energy Corp.; and

      -  numerous prospective competitors that may offer energy information.

         We believe that our ability to compete successfully will depend upon many factors, many of which are outside of our control. These factors include:

      -  our responsiveness to customers needs;

      -  functionality of our and our competitors' products and services;

      - speed of implementation of new products and services and enhancement to existing products and services;

      -  price of competitors' products and services;

      -  ease of use of products and services;

      -  performance and features of products and services;

      -  quality and reliability;

      -  reputation;

      -  quality of customer service and support;

      -  sales and marketing efforts;

      -  our ability to sustain our strategic relationships; and

      - the timing and market acceptance of new products and services and enhancements to existing products and services developed by us and our competitors.

         We cannot assure you that we will be able to compete successfully or to adequately address the above factors.

         Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, marketing, manufacturing and other resources than we do. This may enable our competitors to respond more quickly to new or emerging technologies and changes in customer requirements or preferences and to devote greater resources to the development, promotion and sale of their products and services than we can. Our competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees, customers, strategic partners and suppliers and vendors than we can. Our competitors may develop products and services that are equal or superior to the products and services offered by us or that achieve greater market acceptance than our products do. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to improve their ability to address the needs of our existing and prospective customers. As a result, it is possible that new competitors may emerge and rapidly acquire significant market share or impede our ability to acquire market share in new markets. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, and the inability to develop new businesses, which could materially and adversely affect our business. We cannot assure you that we will have the financial resources, technical expertise, portfolio of market or services or marketing and support capabilities to successfully compete.

WE MAY BE UNABLE TO SUCCESSFULLY ACQUIRE OTHER COMPANIES, FORM STRATEGIC ALLIANCES OR SUCCESSFULLY INTEGRATE ANY ACQUISITION OR ALLIANCE

         In the past, we have grown by acquiring complimentary businesses, technologies, services and products and entering into strategic alliances with complimentary businesses. We evaluate potential acquisition opportunities from time to time, including those that could be material in size and scope. As part of our growth strategy, we intend to continue to evaluate potential acquisitions, investment opportunities and strategic alliances on an on-going basis as they present themselves to facilitate our ability to enhance our existing products and services and introduce new products and services on a timely basis. However, we do not know if we will be able to identify any future opportunities that we believe will be beneficial for us. Even if we are able to identify an appropriate acquisition opportunity, we may not be able to successfully finance the acquisition. A failure to identify or finance future acquisitions may impair our growth and adversely affect our business.

         Any future acquisition involves risks commonly encountered in business relationships, including:

      - difficulties in assimilating and integrating the operations, technologies, products and services of the acquired businesses;


      -  difficulties in retaining key personnel;

      - diversion of management's time and resources away from our normal daily operations;

      - difficulties in successfully incorporating licensed or acquired technology and rights into our product and service offerings;

      - difficulties in maintaining uniform standards, controls, procedures and policies within the two organizations;

      - changes in management resulting from an alliance or acquisition that could impair relationships with employees and customers of the acquired company;

      - risks of entering markets in which we have no or limited direct prior experience;

      -  potential disruptions of our ongoing business;

      -  unexpected costs associated with the acquisition; and

      - potential additional expenses associated with amortization of acquired intangible assets, integration costs and unanticipated liabilities or contingencies.

         We cannot assure you that any acquisition of new businesses or technology will lead to the successful development of new or enhanced products and services, or that any new or enhanced products and services, if developed, will achieve market acceptance or prove to be profitable.

         For these reasons, future acquisitions could materially and adversely affect our existing businesses. Moreover, we currently do not know and cannot predict the accounting treatment of any acquisition, in part because we cannot be certain whether current accounting regulations, conventions or interpretations may prevail in the future.

         In addition, to finance any future acquisitions, it may be necessary for us to incur additional indebtedness or raise additional funds to public or private financings. Financing may not be available to us or, if available, may not be available on terms satisfactory to us or to those persons who must consent to our financings. Available equity or debt financing available may materially and adversely affect our business and operations and, in the case of equity financings, may significantly dilute the percentage ownership interests of our stockholders.

         We currently have no agreements, commitments or obligations with respect to any material acquisition. We cannot assure you that we will make any additional acquisitions or that any acquisitions, if made, will be successful, will assist us in the accomplishment of our business strategy, or will generate sufficient revenues to offset the associated costs and other adverse effects or will otherwise result in us receiving the intended benefits of the acquisition.

IF WE FAIL TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS OR IF WE FACE A CLAIM OF INTELLECTUAL PROPERTY INFRINGEMENT BY A THIRD PARTY, WE COULD LOSE OUR INTELLECTUAL PROPERTY RIGHTS OR BE LIABLE FOR SIGNIFICANT DAMAGES AND OUR BUSINESS COULD BE MATERIALLY AND ADVERSELY AFFECTED

         Our success and ability to compete will depend, in substantial part, upon our intellectual property rights and technology. We rely primarily on patent, copyright, trademark and trade secret laws, along with confidentiality procedures, contractual provisions and licensing arrangements, to establish and protect our proprietary rights. Although we hold patents and trademarks in our business, we believe that the success of our business depends more upon our proprietary technology, information, processes and know-how than on patents or trademarks. Much of our proprietary information and technology is not patented and may not be patentable. Moreover, we have applied for registration of a number of key trademarks and service marks and intend to introduce new trademarks and service marks. We may not be successful in obtaining registration for one or more of these trademarks.

         Despite our efforts to protect our intellectual property rights, our actions may be inadequate to protect these rights or to prevent others from claiming violations of their proprietary rights. It may be possible for unauthorized third parties to copy, reverse engineer or otherwise obtain, use or exploit aspects of our products and services, develop similar technology independently, or otherwise obtain and use information that we regard as proprietary. We cannot assure you that our competitors will not independently develop technology similar or superior to our technology or design around our proprietary rights. We generally require our employees, consultants and strategic partners to enter into confidentiality and proprietary invention agreements with us to limit use of, access to, and distribution of our proprietary technology. Our intellectual property rights with respect to our PowerSpring may not be viable or of value in the future because of validity, enforceability and scope or protection of proprietary rights in Internet-related industries is uncertain and still evolving. In addition, the laws of some foreign countries may not protect our proprietary rights as fully or in the same manner as the laws of the United States.

         We may need to resort to litigation to enforce our intellectual property rights, to protect our trade secrets, and to determine the validity and scope of other companies' proprietary rights, or to defend against claims of infringement or validity in the future. However, litigation could result in significant costs or the diversion of management and financial resources. We cannot assure you that any litigation will be successful or will prevail over counterclaims against us. As a result, any litigation could materially and adversely affect our business.

         Although we are not aware that any of our products, services or technologies infringe on the proprietary rights of third parties, we cannot be certain that our products, services and technologies do not or will not infringe valid intellectual property rights held by third parties. In addition, we cannot assure you that third parties will not claim that we have infringed their intellectual property rights. We may face legal proceedings and claims from time to time relating to the intellectual property of third parties in the ordinary course of our business. We may incur substantial expenses in defending against these third party infringement claims, regardless of their merit. Successful infringement claims against us could result in substantial monetary liability or may materially disrupt the conduct of our business. In addition, even if we prevail on these claims, this litigation could be time-consuming and expensive to defend, and could result in the diversion of our time and attention, which could materially and adversely affect our business.

POTENTIAL PROBLEMS RESULTING FROM THE YEAR 2000 ISSUE COULD CAUSE US TO INCUR UNANTICIPATED EXPENSE, DIVERT MANAGEMENT'S TIME AND ATTENTION AND DECREASE USE OF INTERNET SERVICES, ALL OF WHICH COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS

         The "Year 2000 issue," which was anticipated to present potential risks and uncertainties to virtually all businesses, is the result of computer programs and systems that use two digits, rather than four digits, to define the applicable year. As a result of the Year 2000 issue, these programs and systems could have failed or malfunctioned because they could not distinguish between twentieth century and twenty-first century dates. This, in turn, could have resulted in a major system failure or miscalculations, including an inability to process transactions, send invoices or engage in normal business activities. In addition, Year 2000 problems could subject us to liability claims and adversely affect PowerSpring because Internet industries are susceptible to Year 2000 problems due to their reliance on computer hardware and software. Our potential areas of exposure to Year 2000 issues include products purchased from third parties, computers, software, telephone systems and other equipment used internally. These Year 2000 problems could materially and adversely affect our business.

         To date, we have not experienced any known material adverse effects on our current products and services or internal systems or of the products, services or systems or our suppliers, customers and third parties with whom we do significant business as a result of the Year 2000 issue. In addition, the total cost of our Year 2000 compliance activities has not been material to our results of operations. However, some Year 2000 problems could arise later in 2000 or not be currently detectable. We cannot assure you that the Year 2000 issue will not have a material adverse effect on our business.

FROM TIME TO TIME, WE FACE LAWSUITS THAT, IF THEY ARE SUCCESSFUL, COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS

         We are defendants to a pending action filed in 1993 in Denver District Court in which the plaintiff is seeking $420,000 in damages plus punitive damages. We believe the allegations against us are without merit. We have vigorously contested these allegations, and we have asserted counterclaims against the plaintiff. In 1997, the Denver District Court entered a summary judgment in favor of us, but the summary judgment was reversed in February 1999 by the Colorado Court of Appeals. This action is currently scheduled for trial in the third quarter of 2000. We are also from time to time involved in routine litigation incidental to our business. Although we do not currently expect any legal proceedings to have a material and adverse affect on us, we recognize that the outcome of litigation is inherently uncertain. Therefore, present or future litigation could materially and adversely affect our business.

WE FACE SOME RISKS THAT ARE INHERENT IN NATURAL GAS OPERATIONS

         Some of our operations expose us to the hazards and risks inherent of the servicing and operation of natural gas assets, including encountering unexpected pressures, explosions, fire, natural disasters, blowouts, cratering and pipeline ruptures, which could result in personal injuries, loss of life, environmental damage and other damage to our properties and the properties of others. These operations involve numerous financial, business, regulatory, environmental, operating and legal risks. Damages occurring as a result of these risks may give rise to product liability claims against us. We have product liability insurance generally providing up to $6 million coverage per occurrence and $7 million annual aggregate coverage. Although we believe that our insurance is adequate and customary for companies of our size that are engaged in operations similar to ours, losses due to risks and uncertainties could occur for uninsurable or uninsured risks or could exceed our insurance coverage. Therefore, the occurrence of a significant adverse effect that is not fully covered by insurance could have a material and adverse effect on our business. In addition, we cannot assure you that we will be able to maintain adequate insurance in the future at reasonable rates.

WE COULD FACE BURDENSOME GOVERNMENT REGULATION WHICH AFFECTS OUR ABILITY TO OFFER OUR PRODUCTS AND SERVICES WHICH AFFECTS DEMAND FOR OUR PRODUCTS AND SERVICES

         In our business operations, we must address many federal, state, local and foreign laws and regulations. The modification or adoption of future laws and regulations could adversely affect our business and our ability to continually modify or alter our methods of operations at reasonable costs. We cannot assure that we will be able, for financial or other reasons, to comply with all applicable laws and regulations. If we fail to comply with these laws and regulations, we could incur substantial penalties which could materially and adversely affect our business.

         We also anticipate that, due to its increasing popularity in use, the Internet will receive increased attention and regulation. While there are currently few laws or regulations that apply directly to commerce and the Internet, new laws and regulations with respect to the Internet are becoming more prevalent. These laws and regulations may regulate issues such as user privacy, pricing, intellectual property, federal, state and local taxation, distribution, characteristics and quality of products and services, network access, and content. These laws and regulations could expose us to liability, materially increase our costs of providing our products and services, decrease the growth and acceptance of the Internet as a means of commerce, and decrease demand for our products and services being sold over the Internet. Changes in laws or regulations governing the Internet and Internet commerce could have a material and adverse effect on our business.

OUR BUSINESS WILL SUFFER IF WE ARE UNABLE TO CONTINUE TO ATTRACT AND RETAIN KEY MANAGEMENT AND TECHNICAL PERSONNEL

         We believe our future success will depend in large part upon our ability to attract and retain highly qualified technical, managerial, sales and marketing, finance and operation personnel. In particular, we will need to hire highly qualified personnel for our PowerSpring, including a chief executive officer, a chief financial officer and an information technology officer. Competition for qualified personnel is intense, and we cannot assure you that we will be able to attract and retain these key employees in the future. We do not maintain key person life insurance policies for any key members of our management team. The loss of the services of one or more of our key personnel could have a material adverse effect on our business. We cannot assure you that we will be able to retain our current key personnel or that we will be able attract or retain other highly qualified personnel in the future. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. A shortage in the number of trained technical and marketing personnel could limit our ability to increase sales of our existing products and services and launch new product and service offerings, including in our total energy plan and Internet businesses. We do not have long-term employment agreements with any of our key personnel, other than with W. Phillip Marcum, our President and Chief Executive Officer, A. Bradley Gabbard, our Executive Vice President and Chief Financial Officer, and John A. Harpole, PowerSpring's Executive Vice President and Chief Operating Officer.

OUR BUSINESS COULD SUFFER IF WE CANNOT MAINTAIN AND EXPAND OUR CURRENT STRATEGIC ALLIANCES AND DEVELOP NEW ALLIANCES

         A key element of our business strategy is the formation of corporate relationships such as strategic alliances with other companies to provide products and services to existing and new markets and to develop new products and services and enhancements to existing products and services. We believe that our success in the future in penetrating new markets will depend in large part on our ability to maintain these relationships and to cultivate additional or alternative relationships. However, we cannot assure you that we will be able to develop additional corporate relationships, or that these relationships will be successful in achieving their purposes. Our failure to continue our existing corporate relationships and develop new relationships could materially and adversely affect our business.

            RISKS RELATED TO THE SECURITIES MARKETS AND THIS OFFERING

AS A RESULT OF THEIR BENEFICIAL OWNERSHIP OF A LARGE PERCENTAGE OF OUR COMMON STOCK, OUR DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT STOCKHOLDERS COULD EXERT SIGNIFICANT INFLUENCE OVER MATTERS REQUIRING STOCKHOLDER APPROVAL


         As of April 19, 2000, our executive officers, directors and 5% or greater stockholders beneficially owned, in the aggregate, approximately 61% of our outstanding common stock, assuming they exercise or convert all stock options, warrants and other rights exercisable within 60 days of that date. As a result, these stockholders could, as a practical matter, be able to exercise significant control over matters requiring approval by our stockholders, including the election of directors and the approval of mergers, sales of substantially all of our assets and other significant corporate transactions. The interests of these stockholders may differ from the interests of other stockholders. In addition, this concentration of stock ownership may have the effect of delaying or preventing a change in control of us.

VIRTUALLY ALL OF OUR SHARES ARE ELIGIBLE FOR FUTURE SALE BY OUR CURRENT STOCKHOLDERS, AND SIGNIFICANT SALES OF THESE SHARES COULD RESULT IN A DECLINE IN OUR STOCK PRICE

         If our stockholders sell a significant number of shares of our common stock in the public market, including shares issuable upon the exercise of outstanding options, warrants and other rights, or if there is a perception that these sales could occur, then the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate.

         On April 19, 2000, 5,164,723 shares of common stock were outstanding. On the same date, options to purchase 468,699 shares of common stock were outstanding, and shares acquired upon exercise of these stock options are eligible for sale on the public market from time to time subject to vesting. These stock options generally have exercise prices significantly below the last reported sale price of the common stock as reported on the cover of this prospectus. On the same date, 7,000 shares of Series B preferred stock convertible into 1,179,762 shares of common stock, and warrants to purchase 1,826,326 shares of common stock, were outstanding. Virtually all shares underlying these warrants and other rights to purchase common stock are covered by registration rights. The exercise or conversion of outstanding options, warrants and other rights to purchase common stock will dilute the remaining ownership of other holders of common stock. In addition, the sales in the public market of a significant number of these shares issuable upon the exercise of options, warrants and other rights, or the perception that such sales could occur, could cause the price of the common stock to decline.

IF THE MARKET PRICE OF OUR COMMON STOCK DECLINES, THEN WE MAY BE REQUIRED TO ISSUE ADDITIONAL SHARES OF OUR COMMON STOCK UPON CONVERSION OF THE SERIES B PREFERRED STOCK, AND HOLDERS OF OUR COMMON STOCK WILL EXPERIENCE IMMEDIATE DILUTION

         The conversion rate of the Series B preferred stock, and therefore the number of shares of common stock issuable by us upon conversion of the Series B preferred stock, will be adjusted if 110% of the average closing bid price of the common stock for the 30 trading days before December 9, 2000 is less than the conversion price of the Series B preferred stock then in effect. This adjustment could require us to issue additional shares of common stock upon the conversion of the Series B preferred stock and therefore cause the percentage ownership of holders of our common stock to be diluted substantially. The conversion price of the Series B preferred stock on the date of this Prospectus is $5.9334, and each share of Series B preferred stock is initially convertible into 168.5374 shares of common stock, not including the effect of accrued and unpaid dividends. If the market price of our common stock decreases sufficiently, then we may be required to issue a greater number of shares of common stock, and the percentage ownership of our holders of common stock could be diluted substantially. The conversion price cannot be reduced by more than 50% of the conversion price in effect on December 9, 2000. Based upon the initial conversion price and assuming no other adjustments to the conversion ratio, the maximum number of shares of our common stock that we could be required to issue upon exercise of the Series B preferred stock due to this adjustment would be 2,359,524, not including the effect of accrued and unpaid dividends, if the average closing bid price of our common stock during the trading period noted above was equal to or less than $2.697. If our average closing bid price during this period is between $2.697 and $5.394, then the number of shares of common stock which we will be required to issue upon conversion of the Series B preferred stock will be proportionately between the current amount and the maximum amount. In computing this adjustment, any cash, securities or other assets, other than dividends paid exclusively in cash or shares of our common stock, will be added to the computation of the average closing bid price. However, adjustments to the conversion price, or the existence of accrued and unpaid dividends, before or after this 30 day trading period, could cause us to issue even a higher number of shares of common stock upon the conversion of the Series B preferred stock.

OUR SECOND RESTATED CERTIFICATE, BY-LAWS AND STOCKHOLDER RIGHTS PLAN, AND DELAWARE LAW, CONTAIN ANTI-TAKEOVER PROVISIONS THAT COULD DISCOURAGE A THIRD-PARTY ACQUISITION OF YOUR SHARES AT A PREMIUM TO THE MARKET PRICE

         Some provisions in our second restated certificate of incorporation, by-laws and stockholder rights plan, as well as some provisions of Delaware law, could make it more difficult for a third party to acquire us or discourage a third party from attempting to acquire us, even if doing so would be beneficial to you and our other stockholders. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions include:

      - a classified board of directors of which only approximately 1/3 of the total board members are elected at each annual meeting;

      - authority for our board of directors to issue common stock and preferred stock, and to determine the price, voting and other rights, preferences, privileges and restrictions of undesignated shares of preferred stock, without any vote by or approval of our stockholders;

      - the existence of large amounts of authorized but unissued common stock and preferred stock;

      - super-majority voting requirements to effect material amendments to our second restated certificate and by-laws;

      -  limiting the persons who may call special meetings of stockholders;

      -  prohibiting stockholder action by written consent;

      -  our stockholders rights plan;

      - a fair price provision that sets minimum price requirements for potential acquirors;

      - anti-greenmail provisions which limit our ability to repurchase shares of common stock from significant stockholders;

      - restrictions under Delaware law on mergers and other business combinations between us and any 15% stockholders; and

      - advance notice requirements for director nominations and for stockholder proposals.


WE DO NOT INTEND TO PAY DIVIDENDS ON THE COMMON STOCK, AND YOU MAY NOT EXPERIENCE A RETURN ON YOUR INVESTMENT IN OUR SECURITIES WITHOUT SELLING YOUR SHARES


         We have never declared or paid any cash dividends on our common stock. Therefore, you will not experience a return on your investment in our common stock without selling your shares since we currently intend on retaining any future earnings to fund our growth and do not expect to pay dividends in the foreseeable future.

OUR STOCK PRICE AND ITS TRADING VOLUME FLUCTUATES SIGNIFICANTLY, WHICH COULD ADVERSELY AFFECT OUR STOCK PRICE AND OUR BUSINESS

         The market price and volume of our common stock has in the past been, and in the future is likely to continue to be, highly volatile. The stock market in general has been experiencing extreme price and volume fluctuations for years. The market prices of securities of technology companies and Internet-related companies in particular have been especially volatile. We cannot assure you that our common stock will continue to trade at recent price and volume levels. The following factors could cause wide fluctuations in the market price and trading volume of our common stock in the future:

      -  actual or anticipated variations in our results of operations;

      -  announcements of technological innovations;

      - changes in, or the failure by us to meet, securities analysts' estimates and expectations;

      -  introduction of new products and services by us or our competitors;

      - conditions or trends in the energy services and information industries in general and in the Internet and other technology industries in particular;

      - announcements by us or our competitors of significant technical innovations, contracts, acquisitions, strategic relationships, joint ventures or capital commitments;

      - announcements by us or our competitors of the success or status of our business;

      -  general market conditions;

      -  additions or departures of our key personnel;

      - sales of our common stock by directors, executive officers and significant stockholders; and

      -  the gain or loss of significant customer orders.

         Many of these factors are beyond our control. These factors may decrease the market price of our common stock, regardless of our operating performance.

         In addition, broad fluctuations in price and volume have been unrelated or disproportionate to operating performance, both of the market in general and of us in particular. Any significant fluctuations in the future might result in a material decline in the market price of our common stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources, which could have a material adverse effect on our business, even if we ultimately prevail in the litigation.

WE MAY ISSUE ADDITIONAL JUNIOR-RANKING PREFERRED STOCK, WHICH COULD DILUTE YOUR INTERESTS

         The terms of the Series B preferred stock do not limit the issuance of additional series of preferred stock ranking junior to the Series B preferred stock, but do require the approval of the holders of a majority of the outstanding shares of Series B preferred stock to issue any stock senior to or on a parity with the Series B preferred stock. The issuance of additional shares of preferred stock ranking junior to the Series B preferred stock could dilute the interest of holders of our common stock.

HOLDERS OF SERIES B PREFERRED STOCK HAVE LIMITED VOTING RIGHTS

         Holders of Series B preferred stock do not have the right to vote generally on matters submitted to our stockholders. Holders of Series B preferred stock do have the right to vote on some material significant corporate events that require the approval of the holders of the majority of the outstanding shares of Series B preferred stock, voting separately as a class. In addition, so long as at least 2,000 shares of Series B preferred stock remain outstanding, holders of Series B preferred stock, voting as a separate class, have the right to elect one member of our board of directors. Also, holders of Series B preferred stock will have the right to elect a majority of our board of directors if we default on a required redemption.

OUR ABILITY TO PAY DIVIDENDS ON OUR CAPITAL STOCK IS LIMITED

         Under Delaware law, we are not permitted to make a distribution to our stockholders, including dividends on our capital stock, if, after giving effect to the payment, we would not be able to pay our debts as they become due in the usual course of business or if our total assets would be less than the sum of our total liabilities plus the amount which would be needed if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. Consequently, if we fail to meet these criteria, we will be unable to pay dividends on the Series B preferred stock.

         Our ability to pay dividends on our common stock is restricted by our current credit facility. If we fail to pay dividends on the Series B preferred stock, we will be prohibited from paying dividends on the common stock until all unpaid dividends on the Series B preferred stock have been paid in full. In the future, our board of directors will determine whether we pay dividends on the Series B preferred stock or on our common stock. We cannot assure you that we will pay dividends on the Series B preferred stock or on our common stock.

THERE IS NO PUBLIC TRADING MARKET FOR THE SERIES B PREFERRED STOCK AND NONE IS EXPECTED TO DEVELOP

         There has been no public trading market for the Series B preferred stock before this offering. While the resale of the common stock underlying the Series B preferred stock, and the resale of the Series B preferred stock, are covered under this prospectus, we do not intend to list the Series B preferred stock on any national securities exchange or on the Nasdaq Stock Market, or to seek its admission for trading on any other automated quotation system. Accordingly, we cannot assure you that any trading market for the Series B preferred stock will develop or, if one does develop, that it will be liquid or sustained. Therefore, holders of Series B preferred stock may be unable to sell their securities. Even if a market for the Series B preferred stock develops, these securities may trade at a discount from the price you purchase them depending on prevailing interest rates, the market for similar securities, our performance and other factors.

WE MAY REDEEM THE SERIES B PREFERRED STOCK WITHOUT THE CONSENT OF THE HOLDERS BEFORE ITS MANDATORY REDEMPTION DATE

         We have the right to redeem the Series B preferred stock on or after December 9, 2000, if our common stock is trading at 200% of the conversion price of the Series B preferred stock then in effect. You should assume that we will exercise our redemption option if it is in our interest to do so.

WE MAY BE UNABLE TO REDEEM THE SERIES B PREFERRED STOCK WHEN WE ARE REQUIRED TO DO SO

         We may not be able to pay in full the redemption price when the Series B preferred stock becomes mandatorily redeemable or when we are required to redeem the Series B preferred stock at the option of the holder upon an extraordinary transaction. The terms of the Series B preferred stock require us to redeem all shares that remain outstanding on December 9, 2004 at a redemption price equal to the liquidation preference. In addition, in the event of an "extraordinary transaction", as discussed in "Description of the Series B Preferred Stock - Redemption", the holders of the Series B preferred stock, by majority vote, have the option to require us to repurchase all of the outstanding Series B preferred stock for a purchase price equal to the liquidation preference. The exercise by the holders of the Series B preferred stock of the right to require us to repurchase the Series B preferred stock upon an extraordinary transaction could also cause us to default under other indebtedness because of the financial effect of this repurchase, even if the extraordinary transaction itself does not cause a default.

         Our ability to pay cash to the holders of the Series B preferred stock upon this redemption requirement may be limited by our then existing financial resources. The claims of our creditors, including creditors of our subsidiaries, will be effectively senior to required redemption payments on the Series B preferred stock. In addition, our ability to pay the redemption price upon the redemption of the Series B preferred stock will require the consent of our lender under our current credit facility, if it is still in effect at the date of redemption. We cannot assure you that the lender will consent to our payment of the redemption price upon the redemption of the Series B preferred stock. In the event of our bankruptcy, liquidation or reorganization, assets will be available to pay obligations on the Series B preferred stock only after all of our indebtedness has been paid, and there may not be sufficient assets remaining to pay amounts due on any or all of the Series B preferred stock. We cannot assure you that we will have access to sufficient funds to pay in full the redemption price for outstanding shares of Series B preferred stock when we are required to do so. If we are unable to pay the redemption price in full, then the holders Series B preferred stock will have the right to elect a majority of the members of our board of directors.

WE MAY HAVE DIFFICULTY IN OBTAINING CASH FROM OUR SUBSIDIARIES TO MEET OUR OBLIGATIONS UNDER THE SERIES B PREFERRED STOCK, WHICH COULD ADVERSELY AFFECT ON INVESTMENT IN THE SERIES B PREFERRED STOCK

         We will have to rely upon dividends and other payments from our subsidiaries to generate the funds necessary to repurchase the Series B preferred stock or make cash dividend payments, if any. Our subsidiaries, however, are legally distinct from us and have no obligation, contingent or otherwise, to pay amounts due under the Series B preferred stock or to make funds available for these payments. Our subsidiaries also have not guaranteed the Series B preferred stock. The ability of our subsidiaries to make dividend and other payments to us depends upon the availability of funds, the terms of our subsidiaries' indebtedness and applicable state laws. There are significant restrictions on the payment of dividends to us contained in the instruments governing the obligations of our subsidiaries.

THE SERIES B PREFERRED STOCK IS JUNIOR TO ALL OF OUR LIABILITIES

         In the event of our bankruptcy, liquidation or winding-up, our assets will be available to pay obligations on the Series B preferred stock only after all indebtedness and other liabilities, including our existing credit facilities have been paid. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the Series B preferred stock then outstanding.

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated by reference in this prospectus contain "forward-looking statements" within the meaning of and made under the safe harbor provisions of Section 27A of the Securities Act and
Section 21E of the Securities Exchange Act of 1934. From time to time, we may publish or otherwise make available forward-looking statements of this nature. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are not historical facts. The words "may", "could", "should", "will", "project", "intend", "continue", "believe", "anticipate", "estimate", "expect", "plan", "intend" and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include statements regarding, among other matters, our plans, intentions, beliefs and expectations regarding the following:

      - our future prospects, including our revenues, income, margins, profitability, cash flow, liquidity, financial condition and results of operations;

      -  our business plans and strategies;

      -  the risks and uncertainties related to our business and our securities;

      - our products and services, market position, market share, business, growth strategies, and strategic relationships;

      - industry trends, competitive conditions and market conditions, segments and trends;

      -  our capital requirements and capital resources;

      - the sufficiency of funds from operations and available borrowings to meet our future working capital and capital expenditures needs;

      - the development of a market for the online energy information products and services of PowerSpring;

      - our ability to successfully develop, implement and operate PowerSpring, including to design, develop and sell our products and services over the Internet and achieve our Internet-based business objectives; and

      -  our ability to finance PowerSpring.

         These forward-looking statements are based on the current plans, intentions, beliefs and expectations of management as well as assumptions made by and information currently available to management. You are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are not guarantees of future performance or events. Forward-looking statements involve substantial risks and uncertainties Any or all of these forward-looking statements could turn out to be wrong. Forward-looking statements will be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described under "Risk Factors" in this prospectus, as well as other risks and uncertainties discussed elsewhere in this prospectus, in documents incorporated by reference in this prospectus and in our other reports and filings with the SEC. We undertake no duty or obligation to update or revise any forward-looking statements for any reason, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS


         We will not receive any proceeds from the sale of the shares offered under this prospectus by the selling securityholders. However, because 1,086,263 shares of common stock offered under this prospectus are issuable upon the exercise of warrants held by the selling securityholders, we will receive the proceeds, if any, from any exercise of the warrants by the selling securityholders, unless the warrants are exercised on a cashless basis. If all the warrants are exercised and the exercise price is paid in cash, then we will receive aggregate gross proceeds of approximately $7,090,000, assuming the exercise prices of the warrants are not adjusted. See "Description of Capital Stock - Warrants." Proceeds from any cash exercises of warrants will be used for general corporate purposes, which may include working capital, capital expenditures, repayment of indebtedness, acquisitions and repurchases of securities. We cannot assure you that any of the warrants will be exercised or, if any warrants are exercised, how many, if any, will be exercised in cash, or when these exercises will occur. Conversion of the Series B preferred stock into shares of common stock will not result in any proceeds to us.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 25,000,000 shares of common stock, par value $.01 per share, and 3,500,000 shares of preferred stock, par value $.01 per share. Of our preferred stock, 1,000,000 shares are designated as Series B preferred stock, 500,000 shares are designated as Series C preferred stock, and the remaining 2,000,000 shares are undesignated.

         As of April 19, 2000, the following were outstanding:

      -  5,164,723 shares of common stock;

      - 7,000 shares of Series B preferred stock, convertible into approximately 1,179,762 shares of common stock;

      -  options to purchase an aggregate of 468,699 shares of common stock;
         and

      - warrants to purchase an aggregate of 1,826,326 shares of common stock.

         The following summary of the material terms of our capital stock is not intended to be complete but is qualified in its entirety by reference to our second restated certificate and our by-laws and the provisions of Delaware law. Our second restated certificate and our by-laws are exhibits to the registration statement of which the prospectus is a part.

COMMON STOCK

         The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, other than matters to be voted on solely by one or more series of preferred stock, voting separately. The holders of common stock are not entitled to cumulative voting rights in the election of directors. Accordingly, the holders of a majority of the shares of the common stock entitled to vote in any election of directors may elect all of the directors standing for election, other than those directors who may be elected only by holders of a series of preferred stock, voting separately. Depending upon any preferential dividend rights that may be applicable to any outstanding a preferred stock, the holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities, depending upon the preferential distribution rights of shares of preferred stock, if any, then outstanding. The holders of our common stock have no preemptive, conversion or other subscription rights to purchase any shares of our capital stock. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The rights of holders of common stock depend on, and might be adversely affected by, the rights of any series of preferred stock which we have issued or may issue in the future.

PREFERRED STOCK

         Authorization. Under our second restated certificate, the board of directors has the authority, without further action by the stockholders, other than the approval of holders of Series B preferred stock described in "Description of the Series B Preferred Stock - Voting Rights", to issue shares of preferred stock in one or more series and to establish the designations, powers, preferences and relative, participating, optional or special rights, and any qualifications, limitations or restrictions, including voting rights, dividend rates, conversion rights, terms of redemption and liquidation preferences applicable to the shares of each series, any or all of which may be greater than the rights of the common stock. Under this authority, the board of directors can issue shares of preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. This ability of the board of directors to issue preferred stock could have the effect of delaying, deferring or preventing a change of control. Additionally, the issuance of preferred stock may have the effect of decreasing the price of the common stock and may adversely affect the voting and other rights of the holders of common stock. Except for the issuance of the Series C preferred stock as required by our rights agreement, we have no present plans to issue any shares of preferred stock.

         Series B preferred stock. The terms of the Series B preferred stock are described below under "Description of the Series B Preferred Stock."

         Series C preferred stock. The Series C preferred stock is to be issued only in connection with our rights agreement described below under "- -Rights Agreement." Each share of Series C preferred stock has the following material terms:

      - cumulative quarterly dividends in preference to the holders of common stock equal to the greater of $4.00 per share or 25 times the dividend paid per share to holders of common stock;

      -  25 votes per share; and

      - a preference on liquidation equal to the greater of $16 per share or 25 times the amount payable per share to the holders of common stock.

WARRANTS

         Unit warrants. In the units private placement we issued 700,000 unit warrants. Each unit warrant entitles the holder to purchase one share of common stock at an initial exercise price of $6.7425. The initial exercise price of the unit warrants will be reset on December 9, 2000 to 125% of the average closing bid price of the common stock for the 30 trading days immediately preceding this date, if this computed amount is less than the exercise price of the unit warrants then in effect. The exercise price may also be adjusted under the anti-dilution provisions of the unit warrants, which are substantially the same as the anti-dilution provisions of the Series B preferred stock described in "Description of the Series B Preferred Stock - Conversion Rights". The unit warrants can be exercised at any time until December 9, 2004. Instead of paying the exercise price in cash, holders may exercise their unit warrants by delivering to us shares of common stock with a fair market value equal to the exercise price. Alternatively, holders of unit warrants may make a "cashless" exercise of the unit warrants and receive, upon exercise and without making any payments of cash, common stock or any other asset, a "net" number of shares of common stock determined by a formula based on the amount the trading price of the common stock exceeds the exercise price then in effect.

         Dividend warrants. In September 1998, we distributed 886,442 common stock purchase warrants as a dividend to our stockholders on the basis of one warrant for each four shares of common stock outstanding on September 10, 1998, the record date for the warrant distribution. Each dividend warrant is exercisable for one share of common stock at an exercise price of $4.00 per share until September 10, 2003. We may redeem the dividend warrants at a redemption price of $0.01 per dividend warrant if the common stock trades at or above $6.50 per share for 20 consecutive trading days. The dividend warrants trade on the Nasdaq SmallCap Market under the symbol "MTEKW." Our issuance of common stock upon exercise of the dividend warrants is covered by an effective registration statement filed with the SEC. As of April 19, 2000, 839,706 dividend warrants remained outstanding.

         Metretek Florida warrants. When we acquired Metretek Florida, we issued warrants to purchase our common stock to the holders of then outstanding warrants to purchase Metretek Florida capital stock. As of April 18, 2000, warrants to purchase an aggregate of 36,620 shares of common stock were outstanding, with expiration dates through 2004 and with exercise prices ranging from $44.48 to $88.96 per share. The shares of common stock issuable upon exercise of these warrants cannot be resold unless the resale is registered under the Securities Act and under applicable state securities laws made under available exemption therefrom. The holders of these warrants have the right, under some circumstances, to require us to register the shares of common stock issuable upon exercise of these warrants under the Securities Act and applicable state securities laws.


         Other warrants. As of April 19, 2000, in addition to the warrants described above, warrants to purchase 276,373 shares of common stock at exercise prices ranging from $2.47 to $14.50 per share were outstanding. Warrants exercisable for 131,373 shares of common stock are currently exercisable, and the remainder of the warrants will become exercisable over the next 17 months. These warrants expire between 2002 and 2004. We issued these warrants for consulting and other advisory services the warrant holders rendered to us.


         The shares of common stock issuable upon the exercise of the warrants described above cannot be resold unless the resale is registered under the Securities Act and under applicable state securities laws or is made under available exemptions from the registration requirements. The holders of these warrants can require us to register their resale of the shares of common stock that are issuable upon exercise of these warrants if we register other securities. These registration rights are described below under "-- Registration Rights."

REGISTRATION RIGHTS

         Under the terms of the registration rights agreement among us and the unit purchasers in the units private placement, we are required to register under the Securities Act the resale of the shares of common stock and Series B preferred stock acquired by the unit purchasers in the units private placement. See "Selling Securityholders". This prospectus is a part of the registration statement registering the resale of those shares.

         We have registered the issuance of the shares of common stock underlying the dividend warrants.

         The holders of warrants issued when we acquired Metretek Florida have registration rights with respect to the resale of the shares of common stock issuable upon exercise of their warrants. These registration rights are described above under "-- Warrants -- Metretek Florida Warrants."

         In connection with the acquisition of assets from American Meter, we granted to American Meter the right to demand, on one occasion, beginning May 4, 2000, that we file a registration statement for the registration of all or any portion of these shares under the Securities Act. In addition, American Meter is entitled to piggy-back registration rights in connection with any registration by us of securities for any account or the account of other stockholders. American Meter's demand registration rights terminate on the earlier of May 4, 2006 or 90 days after American Meter's ownership of these shares falls below 10% of all outstanding common stock. We have registered the resale of all shares of common stock owned by American Meter or underlying warrants owned by American Meter in the registration statement of which this prospectus is a part.

         The holders of the other warrants described above are entitled to piggy-back registration rights in connection with any registration by us of securities for our own account or for the account of our security holders. Generally, if we propose to register any securities under the Securities Act, we are required to give these securityholders notice of the registration and to include their shares in the registration statement, although these rights may be cut-back in underwritten offerings. The resale of the shares underlying these other warrants are also registered in the registration statement of which the prospectus is a part.

         We are generally required to bear all expenses of all demand and piggy-back registrations, except broker-dealer and underwriting discounts and commissions and other selling expenses. We have also agreed to indemnify some of these securityholders from liability involved in these registrations.

ANTI-TAKEOVER EFFECTS OF OUR SECOND RESTATED CERTIFICATE AND BY-LAW PROVISIONS

         Provisions of our second restated certificate and our by-laws, which are summarized below, may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

         Related person business combinations. Under our second restated certificate, "business combinations" with "related persons", which are persons who beneficially own 20% or more of our voting power, and their affiliates and associates, must be approved by the affirmative vote of the holders of not less than 80% of our outstanding voting stock, and the affirmative vote of the holders of not less than 67% of our outstanding voting stock held by stockholders other than related persons. This super-majority voting requirement does not apply to a business combination either in which the cash or the fair market value of the other consideration to be received per share by stockholders in the business combination is not less than the highest per share price paid by the related person in acquiring any of its holdings of our common stock, or which has been approved in advance by two-thirds of our continuing directors.

         Super-majority voting provisions. Under our second restated certificate, the affirmative vote of the holders of not less than 80% of our outstanding voting stock is required to approve fundamental corporate actions including mergers, consolidations, combinations, dissolutions, and sales of all or substantially all our assets, unless these actions are approved by two-thirds of our board of directors. Our second restated certificate also requires the affirmative vote of the holders of not less than 80% of our outstanding voting shares to amend or repeal any provision of our second restated certificate or our by-laws, if it is required or demanded that the stockholders vote on the amendment or repeal, unless the amendment or repeal is approved by two-thirds of our board of directors.

         Classified board of directors. Our board of directors is divided into three classes, with the directors of each class being elected for three-year terms at the annual meeting of stockholders. In addition, under Delaware law, members of our board of directors may be removed only for cause. These provisions, when coupled with the provision of our second restated certificate authorizing the board of directors to fill vacant directorships, may delay a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling vacancies created by the removal with its own nominees.

         Stockholder action; special meetings of stockholders. Our second restated certificate eliminates the ability of stockholders to act by written consent. Our by-laws further provide that special meetings of our stockholders may be called only by our President or by our board of directors.


         Advance notice requirements for stockholder proposals and directors nominations. Our by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder's notice must be received at our principal executive offices not less than 45 days nor more than 120 days before the anniversary of the date on which we first mailed our proxy materials for the immediately preceding annual meeting of stockholders. If the annual meeting is called for a date that is not within 30 days before or after the anniversary date of the preceding annual meeting, notice from the stockholder must be received:


      - not earlier than 180 days before to the annual meeting of stockholders; and

      - not later than the later of 75 days before the annual meeting of stockholders or the tenth day following the date on which we publicly announce the date of the annual meeting.

Our by-laws also specify the requirements of the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

         Authorized but unissued shares of our capital stock. All authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval, except for approvals required by stock exchange rules and, in the case of the issuance of preferred stock, the terms of the Series B preferred stock as described in "Description of the Series B Preferred Stock -Voting Rights." These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

DELAWARE ANTI-TAKEOVER LAW

         As a Delaware corporation, the provisions of Section 203 of the Delaware General Corporation Law apply to us. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date that the person became an interested stockholder, unless:

      - before the person became an interested stockholder, the board of directors approved either the business combination or the transaction that resulted in the person becoming an interested stockholder;

      - after the transaction that resulted in the person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

      - following the transaction in which the person became an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of the stockholders, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

         Section 203 defines a "business combination" to include:

      - any merger or consolidation involving the corporation and the interested stockholder;

      - any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

      - any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, with some exceptions;

      - any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

     - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

         In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation and any entity or person affiliated with or controlling or controlled by that entity or person.

         A Delaware corporation may "opt out" of Section 203 by including a provision in its original certificate of incorporation, or by adopting an amendment to its certificate of incorporation or by-laws resulting approved by holders of at least a majority of its outstanding voting stock, expressly electing not to be governed by Section 203. Neither our second restated certificate nor our by-laws contain any exclusion. Section 203 makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period.

RIGHTS AGREEMENT

         We have entered into a stockholder rights agreement. As with most rights agreements, the terms of our rights agreement are complex and not easily summarized, particularly as they relate to the acquisition of our common stock and to exercisability of the rights. This summary may not contain all of the information that is important to you. The following summary should be read in conjunction with, and is qualified in its entirety by reference to, our rights agreement, a copy of which has been filed with the SEC.

         Under our rights agreement, each outstanding share of common stock has one right to purchase four one-hundredths of a share of Series C preferred stock attached to it. The purchase price per one one-hundredth of a share of Series C preferred stock under the stockholder rights agreement is $25.00.

         The rights under our rights agreement are attached to the outstanding certificates representing our common stock, and no separate certificates representing the rights have been distributed. The rights will separate from our common stock and be represented by separate certificates on the distribution date, which will occur on the tenth day after public announcement that any person or group has become an acquiring person, which means the beneficial owner of at least 15% of our outstanding common stock, or ten business days, or a later date as determined by the board of directors, after the date a person or group commences a tender offer for 15% or more of our outstanding common stock. After the rights separate from our common stock, certificates representing the rights will be mailed to record holders of our common stock. Once distributed, the rights certificates alone will represent the rights.

         All shares of our common stock issued before the date the rights separate from the common stock will be issued with the rights attached. The rights are not exercisable until the date the rights separate from the common stock. The rights will expire on the December 1, 2001, unless the term of the rights agreement is extended by us or the rights are earlier redeemed or exchanged by us.

         After a distribution date occurs, each right will entitle the holder to purchase four one-hundredths of a share of Series C preferred stock at a purchase price of $25.00 per one one-hundredth of a share. In addition, after the distribution date, each right will entitle the holder to purchase a number of shares of our common stock having a then current market value of $200.00 subject to adjustment. Further, after the distribution date, each right will entitle the holder to purchase a number of shares of common stock of the acquiring person having a then current market value of $200.00, if any of the following occurs:

      -  we merge with or consolidate into another entity;


      - an acquiring person which is an entity merges with or consolidates into us; or


      -  we sell more than 50% of our assets or earning power.

         Under our rights agreement, any rights that are or were owned by an acquiring person will be null and void. Our rights agreement contains exceptions to the definition of "acquiring persons". American Meter and its affiliates and associates will not be deemed to be an "acquiring person" so long as they own no more than 25% of our outstanding common stock. In addition, no person or group who becomes a beneficial owner of 15% or more of the outstanding shares of our common stock, solely by virtue of acquiring the units, or exercising or converting any securities included in the units, will be deemed to be an acquiring person. Holders of the rights will have no rights as our stockholders, including the right to vote or receive dividends, simply by virtue of holding the rights.

         Our rights agreement contains exchange provisions which provide that after an acquiring person becomes a beneficial ownership owner of 15% or more, but less than 50%, of our outstanding common stock, our board of directors may, at its option, exchange all or part of the then outstanding and exercisable rights for common stock at an exchange ratio of four shares of common stock per right.

         Our board of directors may, at its option, redeem all of the outstanding rights under our rights agreement before any person or group becoming an acquiring person. The redemption price under our rights agreement is $0.04 per right. The right to exercise the rights will terminate upon the action of our board of directors ordering the redemption of the rights and the only right of the holders of the rights will be to receive the redemption price.


         Our rights agreement may be amended by our board of directors before the date any person or group becomes an acquiring person, except that the threshold of "acquiring person" status cannot be reduced below the greater of 10% or .001% above the highest percentage of common stock then beneficially owned by any person or group, without reference to American Meter. However, after the date any person or entity becomes an acquiring person, the rights agreement may not be amended in any manner that would adversely affect the interests of the holders of the rights. The prices and amounts above will be appropriately adjusted for stock splits and other changes to our capital stock.


         Our rights agreement contain provisions that have anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on the redemption or the termination of the rights. Accordingly, the existence of the rights may deter acquirors from making takeover proposals or tender offers for our common stock. However, the rights are not intended to prevent a takeover, but rather are designed to enhance the ability of our board or directors to negotiate with an acquiror on behalf of all the stockholders. In addition, the rights should not interfere with a proxy contest or with any merger or business combination approved by our board of directors.


TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the common stock is American Securities Transfer & Trust Co. We are the transfer agent and registrar for the Series B preferred stock.


LISTING

         Our common stock is listed and traded on the Nasdaq National Market under the trading symbol "MTEK". Our dividend warrants are listed and traded on the Nasdaq SmallCap Market under the trading symbol "MTEKW." We do not intend to list the Series B preferred stock on the Nasdaq Stock Market, any national securities exchange or any other stock market, stock exchange or stock quotation system.

LIMITATION OF LIABILITY AND INDEMNIFICATION

         Section 145 of the Delaware General Corporation Law provides for broad indemnification of the directors, officers, employees and agents of a corporation. As permitted by Section 145 of the DGCL, our second restated certificate permits us to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by us or in our right, by reason of the fact the person is or was our officer of director, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided that the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. We are also permitted to indemnify the same persons against expenses, including attorneys' fees, actually and reasonably incurred by these persons in connection with the defense or settlement of any threatened, pending or completed action or suit by us or in our right under the same conditions, except that no indemnification will be made in respect to any claim, issue or matter as to which the person has been adjudged to be liable to us unless, and only to the extent that, the adjudicating court determines that the indemnification is proper under the circumstances. To the extent these persons are successful on the merits or otherwise in defense of any action, suit or proceeding, indemnification is mandatory. We may also pay the expenses incurred in any action, suit or proceeding in advance of its final disposition, upon receipt of an appropriate undertaking by the person. These rights are not exclusive of any other right which any person may have or hereafter acquire under any statute, or under any provision of our second restated certificate, our by-laws, or under any agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of these provisions of our second restated certificate will in any way diminish or adversely affect the rights of any person to indemnification thereunder in respect of any occurrences or matters arising before any repeal or modification.

         Our by-laws provide that we shall indemnify our directors, officers, employees and agents to the extent permitted by the DGCL. We have also entered into indemnification agreements with each of our directors requiring us to indemnify them against liabilities that they incur in their capacity as directors.

         Our second restated certificate also specifically authorizes us to maintain insurance and to grant similar indemnification rights to our employees or agents. We maintain an insurance policy indemnifying our directors and officers against liabilities, including liabilities arising under the Securities Act, which might be incurred by them in these capacities.

         As permitted by Section 102(b)(7) of the DGCL, our second restated certificate also eliminates the personal liability of our directors to us and our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

      - for any breach of a director's duty of loyalty to us or our stockholders;

      - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

      - under Section 174 of the DGCL, relating to unlawful payments of dividends or unlawful stock purchases or redemptions; and

      - for any transaction in which a director derived an improper personal benefit.

         These provisions do not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will also not alter a director's liability under federal securities laws.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                   DESCRIPTION OF THE SERIES B PREFERRED STOCK

         The following is a summary of the material provisions of the Series B preferred stock, the terms of which are contained in Article Fourth of our second restated certificate. Copies of our second restated certificate are available upon request at our address shown under "Where You Can Find More Information." This summary is not intended to be complete but is qualified in its entirety by reference to the provisions of Article Fourth of our second restated certificate.

NUMBER AND DESIGNATION

         There are 7,000 shares of our Series B preferred stock, par value $.01 per share, outstanding. The Series B preferred stock is validly issued, fully paid and non-assessable. The holders of the Series B Preferred Stock have no preemptive or preferential right to purchase or subscribe for stock, obligations, warrants or any other of our securities of any class. The Series B preferred stock is not listed, quoted or traded on any public market.



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

RANKING

         The Series B preferred stock, with respect to dividend rights and rights on liquidation, dissolution and winding-up, ranks as follows:

      -  senior to our common stock and our Series C preferred stock;

      - senior to each class of our capital stock or series of our preferred stock established after the Series B preferred stock by our board of directors that has terms which do not expressly provide that the class or series will rank senior to, or on a parity with, the Series B preferred stock;

      - on a parity with each class of our capital stock or series of our preferred stock established after the Series B preferred stock by our board of directors that has terms which expressly provide that the class or series will rank on a parity with the Series B preferred stock;

      - junior to each class of our capital stock or series of our preferred stock established after the Series B preferred stock by our board of directors that has terms which expressly provide that the class or series will rank senior to the Series B preferred stock; and

      -  junior to all our existing and future debt obligations.

         While any shares of Series B preferred stock are outstanding, we may not issue any equity securities, or securities exchangeable for or convertible into equity securities or measured by our earnings or profit, other than our Series C preferred stock, that rank senior to or on a parity with the Series B preferred stock as to liquidation, dividend and redemption rights without the consent of the holders of at least a majority of the outstanding shares of Series B preferred stock then outstanding, voting as a single class. We may, however, without the consent of any holder of Series B preferred stock, create or increase the amount of any class of capital stock that ranks junior to the Series B preferred stock with respect to liquidation, dividend and redemption rights.

DIVIDENDS

         Holders of shares of Series B preferred stock are entitled to receive, when, as and if declared by our board of directors out of our funds which are legally available for payment, cumulative dividends in cash at the annual rate of 8% of the initial liquidation preference of $1,000 per share of Series B preferred stock. This is equivalent to $80.00 per share annually.

         Dividends on the Series B preferred stock are payable quarterly on March 31, June 30, September 30 and December 31 of each year. These dividends are cumulative and accrue from the most recent date on which the dividends have been paid or, if no dividends have been paid, from the date of the original issuance of the Series B preferred stock. Dividends are payable to holders of record as they appear on our stock records at the close of business on the applicable record date. Dividends payable on our Series B preferred stock for any period greater or less than a full quarterly period are computed on the basis of a 365-day year.

         So long as at least 1,000 shares of Series B preferred stock are outstanding and cumulative dividends on the Series B preferred stock have not been paid in full, we will not:

      - pay or declare any dividend or make any distribution on any of our common stock or any other class of our capital stock ranking junior to or on a parity with the Series B preferred stock as to dividend, liquidation or redemption rights; or

      - purchase, redeem or acquire, or pay, set aside or make available for a sinking fund any monies to purchase, redeem or acquire, any shares of our common stock or other class of our capital stock ranking junior to or on a parity with the Series B preferred stock as to dividend, liquidation or redemption rights.

         In addition to the 8% cumulative dividends discussed above, holders of Series B preferred stock are entitled to receive dividends out of funds legally available for payment of dividends at the times and in the amounts as our board of directors, in its sole discretion, may determine.

         We will not declare or pay any dividend in cash or common stock on any shares of common stock unless at the same time we declare or pay the same dividend on the Series B preferred stock on the basis of the number of shares of common stock into the Series B preferred stock held is then convertible.

REDEMPTION

         Mandatory redemption. On December 9, 2004, depending upon the legal availability of funds, we will be required to redeem all of the outstanding shares of the Series B preferred stock at a redemption price, payable in cash, equal to the initial liquidation preference plus accumulated and unpaid dividends, if any, to the date of redemption. We will not be required to make sinking fund payments with respect to the Series B preferred stock.

         Redemption upon extraordinary transactions. The holders of not less than a majority of the outstanding shares of Series B preferred stock may elect to either have the Series B preferred stock redeemed in connection with, or to participate in, any of the following "extraordinary transactions":

      - a merger or consolidation of us with or into another corporation, unless a majority of the outstanding voting power of the surviving or consolidated corporation is held by our stockholders immediately before that transaction;

      - the sale or transfer of all or substantially all of our properties and assets;

      - any purchase by any party or group of affiliated parties of shares of our capital stock, through a negotiated stock purchase or a tender for our shares, resulting in a party or group of affiliated parties that did not beneficially own a majority of our voting power immediately before the purchase beneficially owning a majority of our voting power immediately after the purchase; or

      - our repurchase of shares representing a majority of our voting power immediately before the redemption.

         Unless the holders of Series B preferred stock have elected to convert their shares of Series B preferred stock into common stock, then as a condition to any extraordinary transaction we must either:

      - redeem all outstanding shares of Series B preferred stock at a redemption price equal to the initial liquidation preference plus accumulated and unpaid dividends, if any, payable in cash or, at the election of the holders of the Series B preferred stock, payable in the same form of consideration as is paid to the holders of common stock in the extraordinary transaction, if the holders of Series B preferred stock elect to have their shares redeemed; or

      - take those actions as are sufficient to facilitate the participation of the holders of the Series B preferred stock in the extraordinary transaction permitting them to receive, as a preferential amount, the amount they would have received upon redemption either in cash, or at the election of the holders of Series B preferred stock, in the same form of consideration as is paid to the holders of common stock in the extraordinary transaction, if the holders of Series B preferred stock elect to participate in the extraordinary transaction.

         A sale of substantially all of our assets means a sale or other disposition other than in the ordinary course of business of more than 75% of our assets, based upon the book value or fair market value of our assets, determined on a consolidated basis under generally accepted accounting principles.

         Upon any redemption due to an extraordinary transaction, if the holders of the Series B preferred stock, by converting their shares into common stock before the extraordinary transaction, would receive an amount greater than the redemption price payable to them if they do not convert their shares into common stock, then they will be entitled, upon an election by holders of a majority of the outstanding shares of the Series B preferred stock, to receive the greater amount in the extraordinary transaction. We are not permitted to participate in any extraordinary transaction or to make or agree to make any payments to holders of common stock or any other shares of our capital stock ranking junior to the Series B preferred stock unless the holders of the Series B preferred stock have received the full preferential amount to which they are entitled in the extraordinary transaction.

         Optional redemption. On or after December 9, 2000, if the market price of our common stock equals or exceeds 200% of the conversion price of the Series B preferred stock then in effect for at least 20 trading days within any 30 consecutive trading day period, we will have the right to redeem the Series B preferred stock. If we redeem the Series B preferred stock, the redemption price will be equal to the initial liquidation preference, plus accumulated and unpaid dividends, if any, to the redemption date. We will give at least 30 days written notice to the holders of Series B preferred stock before we redeem the Series B preferred stock, and the notice must be given within 30 days after the 30 consecutive trading day period referred to above.

         We may exercise this right to redeem the Series B preferred stock only if in the time between our giving of the notice of redemption and the date on which redemption is to occur a registration statement is in effect covering the sale by the holders of Series B preferred stock of all shares of common stock issuable upon conversion of the Series B preferred stock.

         Other redemption provisions. If, on any date we are obligated to redeem the Series B preferred stock, we are prohibited under Delaware law from redeeming all outstanding shares of the Series B preferred stock, then we will redeem as many shares as we are permitted under Delaware law on a pro rata basis among the holders of the Series B preferred stock, and we will take any necessary or appropriate action to remove any impediments on our ability to redeem the remaining shares. If we are still unable to redeem all shares of Series B preferred stock, then the dividend rate on the unredeemed shares will increase to an annual rate of 10%, and will increase by an additional 0.5% annual rate at the end of each six month period, up to a maximum annual rate of 15%, until all outstanding shares of Series B preferred stock have been redeemed and the redemption price has been paid in full.

         Our ability to redeem the Series B preferred stock is limited by the terms of our current outstanding indebtedness. We will not be able to redeem the Series B preferred stock when we are required to do so unless we either obtain the consent of our current lender or unless we redeem or repay the indebtedness.

LIQUIDATION PREFERENCE

         Upon our voluntary or involuntary liquidation, dissolution or winding-up, each holder of Series B preferred stock is entitled to be paid, out of our assets available for distribution to stockholders, an amount equal to the initial liquidation preference of $1,000 per share of Series B preferred stock held by the holder, plus accumulated and unpaid dividends to the date fixed for liquidation, dissolution or winding up, before any distribution is made on our common stock or any other class of our capital stock that is junior to the Series B preferred stock as to liquidation rights. If, upon our voluntary or involuntary liquidation, dissolution or winding-up, there are not sufficient assets to pay all amounts payable with respect to the Series B preferred stock, then the holders of the Series B preferred stock will share ratably in any distribution of our assets in proportion to the respective preferential amount to which they are entitled. In addition, if, upon our voluntary or involuntary liquidation, dissolution or winding-up, the holders of Series B preferred stock would have received more than the liquidation preference referred to above if they had converted their shares into common stock immediately before the liquidation, dissolution or winding up, then the holders of Series B preferred stock will receive the greater amount.

VOTING RIGHTS

         The holders of Series B preferred stock have no voting rights, except as required under Delaware law or as provided in the provisions of Article Fourth of our second restated certificate governing the Series B preferred stock.

         As long as at least 2,000 shares of Series B preferred stock are outstanding, then the holders of the outstanding shares of Series B preferred stock, voting together as a separate class, are entitled to elect one member of our board of directors. On March 13, 2000, the holders of Series B preferred stock elected Kevin P. Collins as their designated director.

         If we fail to redeem all of the Series B preferred stock when we are required to do so by the terms of the Series B preferred stock, then the holders of the outstanding shares of Series B preferred stock, voting together as a separate class, will be entitled to elect to serve on our board of directors that number of directors constituting a majority of the members of our board of directors, and the number of members of our board of directors will be



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

automatically increased by that number. These special voting rights of the Series B preferred stock will continue until we have paid the redemption price of all outstanding shares of Series B preferred stock in full, including any interest due as a result of our failure to pay the redemption price, at which time the terms of any directors elected by the holders of Series B preferred stock under these special voting rights will terminate and the number of members of our board of directors will be immediately decreased by that number.

         As long as at least 1,000 shares of Series B preferred stock remain outstanding, we may not, without the consent of at least a majority of the then outstanding shares of Series B preferred stock:

      - merge, consolidate, recapitalize, reorganize or engage in any like transaction;

      -  liquidate or dissolve;

      - sell or transfer all or substantially all of our consolidated properties or assets;

      - dispose of assets for consideration in excess of $1,000,000 without the approval of our board of directors; or

      - borrow money, except up to $3,000,000 under our primary credit agreement.

         In addition, as long as any shares of Series B preferred stock are outstanding, we may not, without the consent of the holders of at least a majority of the then outstanding shares of Series B preferred stock:

      - issue any equity security, or any securities exchangeable for or convertible into equity securities or measured by our earnings or profit, other than the Series C preferred stock, that rank senior to or parity with the Series B preferred stock as to liquidation, dividend and redemption rights;

      - redeem, repurchase or otherwise acquire for value any of our equity securities other than the Series B preferred stock under its terms or up to 250,000 shares of common stock under restriction agreements with our employees, officers, directors, consultants or other persons performing services for us; or

      - amend our certificate of incorporation, by-laws or other charter documents or those of any of our subsidiaries.

CONVERSION RIGHTS

         Each share of Series B preferred stock will be convertible, in whole or in part, at any time after June 9, 2000 at the option of the holder, into that number of shares of common stock equal to the "conversion value," which is $1,000 plus accumulated and unpaid dividends on the share, divided by the then applicable "conversion price" of the Series B preferred stock.

         The initial conversion price of the Series B preferred stock is $5.9334 per share of common stock. At an initial conversion value of $1,000, each share of Series B preferred stock is initially convertible into 168.5374 shares of common stock. The conversion price will be adjusted if any of the following events occurs:

      - if, on December 9, 2000, the "reset price", computed by multiplying 110% by the sum of (1) the average closing bid price of the common stock for the 30 trading days immediately preceding this date, plus (2) the fair market value on the date of any securities, cash or assets, other than any dividend or distribution paid exclusively in cash or in common stock, distributed or made payable to the holders of Series B preferred stock, on an as-converted, per share basis, is less than the then applicable conversion price, then the conversion price of the Series B preferred stock will be reduced to the reset price, provided that the conversion price cannot be reduced by more than 50%;

      -  any dividend or distribution payable in shares of the common stock;

      -  any subdivision or split-up of the common stock;

      -  any combination or reverse split of the common stock;

      - any issuance, sale or exchange of shares of common stock at a price per share of common stock less than the greater of the "market price" of the common stock or the conversion price in effect immediately before the issuance, sale or exchange of the shares, excluding the following "excluded shares":

            (1) 1,211,236 shares and options issued or issuable to our officers, directors and employees or issuable upon the exercise of options or other rights issued to them under our stock option, stock purchase and related employee plans,

            (2) up to 1,555,150 shares issuable upon the exercise of warrants or other rights we issued before December 9, 1999, or

            (3) any securities issuable upon conversion of the Series B preferred stock or exercise of unit warrants.

      - any issuance of options, warrants or rights to subscribe for shares of common stock, or securities convertible into or exchangeable for shares of common stock, at a purchase price less than the greater of the then current market price or the conversion price then in effect, other than options or warrants for excluded shares;

      - any distribution to all holders of our common stock of evidences of indebtedness, shares of our capital stock other than common stock, other securities, cash or assets, excluding any options, rights or warrants for which an adjustment to the conversion price referred to above is applicable and any distributions paid exclusively in cash or in common stock;

      -  any reclassification or capital reorganization of the common stock; and

      - any merger, consolidation or sale of all or substantially all of our properties and assets.

         If the conversion price of the Series B preferred stock is adjusted to the reset price on December 9, 2000, then the holders of Series B preferred stock are not permitted, for a period of 90 days after that adjustment, to sell, pledge or transfer, one capital share, or for a period of 30 days after the adjustment, to purchase any of our common stock to cover any "short" purchases, although during the post-adjustment period they can convert their Series B preferred stock or exercise their warrants.

         The "market price" of the common stock for any date means the last sale price of the common stock on that date or, if there was no sale on that date, the average of the closing bid and sale price of the common stock on that date, as reported on the Nasdaq National Market as long as the common stock is traded on the Nasdaq National Market.

         No adjustment in the conversion price will be required to be made until a cumulative adjustment amounting to 1% or more of the conversion price as last adjusted is required.

         Fractional shares of common stock will not be issued upon conversion but, instead, we will round the applicable number of shares of common stock to be issued upon conversion to the nearest whole number of shares.

         Holders of shares of Series B preferred stock may convert their shares by delivering certificates representing the shares being converted, duly assigned or endorsed for transfer to us or accompanied by duly executed stock powers, at our principal executive offices as the transfer agent for the Series B preferred stock. Upon conversion, we will issue one or more certificates representing the common stock without charge to the holders of the Series B preferred stock.

TRANSFER AGENT

         We act as the transfer agent for the shares of Series B preferred stock.



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

                        FEDERAL INCOME TAX CONSIDERATIONS

         The following is a summary of the material federal income tax consequences relevant to the purchase, ownership and disposition of our Series B preferred stock and common stock. This summary is based on the current provisions of the Internal Revenue Code of 1986, Treasury regulations and judicial and administrative authority, all of which may change, possibly on a retroactive basis. This summary applies only to investors who hold our Series B preferred stock or common stock as capital assets, within the meaning of section 1221 of the Internal Revenue Code. This summary does not discuss the tax consequences to special classes of investors, including:

      -  brokers or dealers in securities or currencies;

      -  financial institutions;

      -  tax-exempt entities;

      -  life insurance companies;

      - persons holding our Series B preferred stock or common stock as a part of a hedging, short sale or conversion transaction or a straddle;

      -  investors whose functional currency is not the United States dollar;

      - persons who hold our Series B preferred stock or common stock through partnerships or other pass-through entities; or

      -  except as specifically noted, foreign holders and U.S. expatriates.


         State, local and foreign tax consequences of ownership of our Series B preferred stock and common stock are not summarized.

         We have not requested, and do not intend to request, any rulings from the Internal Revenue Service concerning the federal tax consequences of an investment in our Series B preferred stock or common stock. You are advised to consult with your own tax advisor regarding the consequences of acquiring, holding or disposing of our Series B preferred stock or common stock in light of current tax laws, your particular investment circumstances, and the application of state, local and foreign tax laws.

         When we refer in this summary to a "United States Holder," we mean a beneficial owner of Series B preferred stock or common stock that is:

      - a citizen or resident of the United States for United States federal income tax purposes;

      - a corporation created or organized in the United States or under the laws of the United States or of any political subdivision;

      - an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source; or

      - a trust if a court within the United States is able to exercise primary supervision of the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

     When we refer in the summary to a "Non-United States Holder," we mean a beneficial owner of Series B preferred stock or common stock that is not a United States Holder.

UNITED STATES HOLDERS

         Distributions. We are required to pay distributions on the Series B preferred stock in cash. A cash distribution on the Series B preferred stock or common stock will be treated as a dividend to the extent of our current or accumulated earnings and profits allocable to the distribution as determined under U.S. federal income tax principles. The amount of our earnings and profits at any time will depend upon our future actions and financial performance. If the amount of the distribution exceeds our current and accumulated earnings and profits allocable to the distribution, the distribution will be treated as a nontaxable return of capital and will be applied against and reduce your adjusted tax basis in the stock, but not below zero. The reduction in tax basis will increase the amount of any gain, or reduce the amount of any loss, which you would otherwise realize on the sale or other taxable disposition of the stock. If the distribution exceeds both our current and accumulated earnings and profits allocable to the distribution and your adjusted tax basis in your stock, the excess will be treated as capital gain and will be either long-term or short-term capital gain depending on your holding period for the stock.

         Corporate investors in our Series B preferred stock or common stock generally should be eligible for the 70% dividends-received deduction with respect to the portion of any distribution on the stock taxable as a dividend. However, corporate investors should consider provisions that may limit the availability of the dividends-received deduction, including:

      - the 46-day holding period required by section 246(c) of the Internal Revenue Code;

      - the rules in section 246A of the Internal Revenue Code that reduce the dividends-received deduction for dividends on debt-financed stock; and

      - the rules in section 1059 of the Internal Revenue Code that reduce the basis of stock in respect of extraordinary dividends.

Corporate investors should also consider the effect of the dividends-received deduction on the determination of alternative minimum tax liability.

         Redemption. When we redeem our Series B preferred stock, it will be for cash, and the redemption will be taxable to you. The redemption generally will be treated as a sale or exchange if you do not own, actually or constructively within the meaning of section 318 of the Internal Revenue Code, any of our stock other than the redeemed Series B preferred stock. If you do own, actually or constructively, other stock of ours, the redemption of your Series B preferred stock may be taxable in a similar manner as distributions are taxed. The treatment as a distribution will not apply if the redemption:

      - is "substantially disproportionate" with respect to you under section 302(b)(2) of the Internal Revenue Code; or

      - is "not essentially equivalent to a dividend" under section 302(b)(1) of the Internal Revenue Code.

A distribution to you will be "not essentially equivalent to a dividend" if it results in a meaningful reduction in your stock interest in us, which should be the case if:

      - your proportionate ownership interest, taking into account any actual ownership of stock and any stock constructively owned, is reduced;

      -  your relative stock interest in us is minimal; and

      -  you exercise no control over our business affairs.

         If a redemption of your Series B preferred stock is treated as a sale or exchange, it will result in capital gain or loss equal to the difference between the amount of cash received and your adjusted tax basis in the Series B preferred stock redeemed, except to the extent that the redemption price includes unpaid dividends which we declare before the redemption. The capital gain or loss will be long term if you have held the Series B preferred stock for more than one year. Any cash you receive in discharge of dividend arrearages on the Series B preferred stock will be treated as a distribution on the Series B preferred stock to the extent of the dividends in arrears, taxable in a similar manner as distributions are taxed.

         If the cash you receive on redemption of your Series B preferred stock is taxed as a dividend, your tax basis, reduced for amounts, if any, treated as return of capital, in the redeemed Series B preferred stock will be transferred to any remaining other stock of ours you own, subject, in the case of a corporate taxpayer, to reduction or possible gain recognition under section 1059 of the Internal Revenue Code in an amount equal to the nontaxed portion of the dividend. If you do not actually own any other of our stock, having a remaining stock interest only constructively, you may lose the benefit of your tax basis in the Series B preferred stock but the tax basis may be shifted to the stock of the related person whose stock you constructively own.

         Under some circumstances, section 305(c) of the Internal Revenue Code requires that any excess of the redemption price of preferred stock over its issue price be treated as constructively distributed on a periodic basis before actual receipt. However, these rules will not apply if:

      - you are not "related" to us within the meaning of Treasury regulations under section 305(c);

      - there are no plans, arrangements or agreements that effectively require or are intended to compel us to exercise our provisional redemption rights; and

      - our exercise of the right to redeem would not reduce the yield of the Series B preferred stock, as determined under the regulations.

We intend to take the position that the existence of our optional redemption right does not result in a constructive distribution under section 305(c).

         Conversion. You generally will not recognize gain or loss on conversion of shares of Series B preferred stock into our common stock. However, you may recognize gain or dividend income to the extent there are dividends in arrears on your stock at the time of conversion into common stock. Your tax basis in the common stock received upon conversion of Series B preferred stock generally will be equal to your tax basis in the Series B preferred stock converted, and the holding period of the common stock generally will include your holding period for the Series B preferred stock. However, the tax basis of any common stock received on conversion which is treated as a dividend will be equal to its fair market value on the date of the distribution and the holding period of that common stock will commence on the day after its receipt.

         You may be deemed to have received a constructive distribution of stock taxable as a dividend if the conversion ratio of the Series B preferred stock is adjusted to reflect a cash or property distribution on our common stock or to prevent dilution in the case of some issuances of rights or warrants to purchase common stock at below market or conversion prices. Although an adjustment to the conversion price made under a bona fide reasonable adjustment formula which has the effect of preventing the dilution of your interest in us generally will not be considered to result in a constructive distribution of stock, some of the possible adjustments could trigger this rule. If a nonqualifying adjustment is made, or if we fail to make an adjustment, you might be deemed to have received a taxable stock dividend. If so, the amount of the dividend to be included in income would be the fair market value of the additional common stock to which you would be entitled by reason of the increase in your proportionate equity interest in us.

         Sale or other taxable disposition. If you sell or dispose of your Series B preferred stock or common stock in a taxable transaction other than a redemption or conversion by us, you will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of property received and your tax basis in the Series B preferred stock or common stock. The gain or loss will be long-term capital gain or loss if your holding period for the stock exceeds one year. For corporate taxpayers, long-term capital gains are taxed at the same rate as ordinary income. For individual taxpayers, net capital gains -- the excess of the taxpayer's net long-term capital gains over his net short-term capital losses -- are taxable at a maximum tax rate of 20% if the stock is held for more than one year.

NON-UNITED STATES HOLDERS

         Distributions. Distributions received by you as a Non-United States Holder in respect of the Series B preferred stock, in cash, and distributions in respect of common stock, to the extent considered dividends for U.S. federal income tax purposes, generally will have United States federal income tax withheld at a 30% rate or at a lower rate specified by an applicable income tax treaty, unless the dividend is effectively connected with your conduct of a trade or business within the United States or, where a tax treaty applies, is attributable to a United States permanent establishment you maintain. If the dividend is effectively connected with your conduct of a trade or business within the United States or, where a tax treaty applies, is attributable to your United States permanent establishment, the dividend will be taxable under federal income tax requirements on a net income basis at applicable graduated individual or corporate rates and will be exempt from the 30% withholding tax.

         In addition to the graduated rate described above, dividends received by a corporate Non-United States Holder that are effectively connected with a United States trade or business or, where a tax treaty applies, are attributable to your United States permanent establishment may, under some circumstances, be taxable under an additional "branch profits tax" at a 30% rate or at a lower rate specified by an applicable income tax treaty.

         For purposes of obtaining a reduced rate of withholding under an income tax treaty, you will be required to provide information concerning your country of residence and entitlement to tax treaty benefits. If you claim exemption from withholding with respect to dividends effectively connected with your conduct of a business within the United States, you must provide appropriate certification, currently Internal Revenue Service Form 4224, to us or our paying agent. If you are eligible for a reduced rate of U.S. federal withholding tax, you may obtain a refund of any excess withheld amounts by timely filing an appropriate claim for refund.

         If a distribution exceeds our current and accumulated earnings and profits allocable to the distribution, it will be treated first as a return of your tax basis in the stock to the extent of your basis and then as gain from the sale of a capital asset, which would be taxable as described below. Any withholding tax on distributions in excess of our current and accumulated earnings and profits is refundable to you upon the timely filing of an appropriate claim for refund with the Internal Revenue Service.

         Under currently applicable Treasury regulations, dividends paid to an address outside the United States are presumed to be paid to a resident of that country, unless the payor has knowledge to the contrary, for purposes of the withholding discussed above, and, under the current interpretation of these Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under Treasury regulations currently scheduled to be effective with respect to dividends paid after December 31, 2000, a Non-United States Holder of our stock who wishes to claim the benefit of an applicable treaty rate, and to avoid backup withholding as discussed below, will be required to satisfy applicable certification and other requirements. However, under either set of regulations, some payments to foreign partnerships and other fiscally transparent entities may not be eligible for a reduced rate of withholding tax under an applicable income tax treaty.

         Disposition of Series B preferred stock or common stock. Generally, you will not incur United States federal income tax on any gain recognized upon the sale or other disposition of Series B preferred stock or common stock. However, you will incur federal income tax on the gain if:

      - the gain is effectively connected with your United States trade or, if a tax treaty applies, attributable to your United States permanent establishment;


      - you are an individual who is a former citizen of the United States who lost United States citizenship within the preceding ten-year period, or a former long-term resident of the United States who relinquished United States residency on or after February 6, 1995, and the loss of citizenship or permanent residency had as one of its principal purposes the avoidance of United States tax; or


      - you are a non-resident alien individual, you are present in the United States for 183 or more days in the taxable year of disposition and either (a) you have a "tax home" in the United States for United States federal income tax purposes or (b) the gain is attributable to an office or other fixed place of business you maintain in the United States.

         You will also incur federal income tax on any gain from the sale of our Series B preferred stock or common stock if we are or have been a "United States real property holding corporation" within the meaning of section 897(c)(2) of the Internal Revenue Code at any time you held the stock, or within the 5-year period preceding the sale of the stock if you hold the stock for more than five years. We believe:

      -  we are not now a "United States real property holding corporation";

      - we have not been a "United States real property holding corporation" at any time since we were formed; and

      - it is unlikely we will become a "United States real property holding corporation."

If we were a "United States real property holding corporation" or were to become a "United States real property holding corporation," you would incur U.S. income tax on any gain from your sale of Series B preferred stock or from your sale of common stock if you beneficially own, or owned at any time during the specified 5-year period, more than 5 percent of the total fair market value of the class of stock you sold.

         Redemption and conversion of Series B preferred stock. As a Non-United States Holder, you generally will not recognize any gain or loss for United States federal income tax purposes upon conversion of Series B preferred stock into common stock. However, you may recognize gain or dividend income to the extent there are dividends in arrears on the Series B preferred stock at the time of conversion into common stock.

         A redemption of Series B preferred stock may result in a capital gain or loss or dividend income. See "United States Holders -- Redemption." To the extent the redemption results in a dividend, the tax consequences are described above in "Non-United States Holders -- Distributions." To the extent the redemption results in capital gain, the tax consequences are described in "Non-United States Holders - Disposition of Series B preferred stock or common stock."


         Federal estate taxes. If you are an individual Non-United States Holder, Series B preferred stock or common stock you hold or are treated as owning at the time of your death will be included in your United States gross estate for United States federal estate tax purposes and may be taxable under United States federal estate tax provisions, unless an applicable estate tax treaty provides otherwise.


INFORMATION REPORTING AND BACKUP WITHHOLDING

         We generally will be required to report to holders of our Series B preferred stock or common stock and to the Internal Revenue Service the amount of any dividends paid to the holder in each calendar year and the amounts of tax withheld, if any, with respect to the dividend payments. Copies of the information returns reporting the dividends and withholding may also be made available to the tax authorities in the country in which a Non-United States Holder resides under the provisions of an applicable income tax treaty.

         Each holder of Series B preferred stock or common stock, other than an exempt holder such as:

      - a corporation, tax-exempt organization, qualified pension or profit-sharing trust,

      -  an individual retirement account, or

      - a nonresident alien individual who provides certification as to his or her status as a nonresident,

will be required to provide, under penalties of perjury, a certification setting forth:

      - the holder's name, address, correct federal taxpayer identification number, and

      - a statement that the holder is not required to incur backup withholding.

         If a nonexempt holder fails to provide the required certification, we will be required to withhold 31% of the amount otherwise payable to the holder, and remit the withheld amount to the Internal Revenue Service as a credit against the holder's federal income tax liability. You should consult your own tax advisor regarding your qualification for exemption from backup withholding and the procedure for obtaining any applicable exemption.

         Payment of the proceeds of a sale of Series B preferred stock or common stock by or through a United States office of a broker is required to incur both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a Non-United States Holder or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Series B preferred stock or common stock by or through a foreign office of a broker. If, however, the broker is, for United States federal income tax purposes:

      -  a United States person,

      - a "controlled foreign corporation" for U.S. federal income tax purposes,

      - a foreign person that derives 50% or more of its gross income for a specified period from the conduct of a trade or business in the United States, or

      - for taxable years beginning after December 31, 2000, a foreign partnership in which one or more United States persons, in the aggregate, own more than 50% of the income or capital interests in the partnership or if the partnership is engaged in a trade or business in the United States, then the payment of the proceeds will be subject to information reporting, but not backup withholding, unless:

      - the broker has documentary evidence in its records that the beneficial owner is a Non-United States Holder and other conditions are met, or

      -  the beneficial owner otherwise establishes an exemption.

         For payments after December 31, 2000, certification will be required in the case of the disposition of shares of Series B preferred stock or common stock held in an offshore account if the disposition is made through a foreign broker described in the immediately preceding paragraph.

         Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder's United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

         THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE HOLDER OF SERIES B PREFERRED STOCK OR COMMON STOCK SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE SERIES B PREFERRED STOCK AND COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME TAX LAWS, AND ANY RECENT OR PROSPECTIVE CHANGES IN APPLICABLE TAX LAWS.

                             SELLING SECURITYHOLDERS

         All of the shares of common stock and all of the shares of Series B preferred stock offered by the selling securityholders under this prospectus were issued to, or are issuable upon the exercise of warrants or the conversion of shares of Series B preferred stock issued to, the selling securityholders in private placement transactions, as described below.

         We have registered the resale by the selling securityholders of the shares offered under this prospectus under their registration rights. In connection with the issuance in the units private placement of an aggregate of 1,400,000 shares of common stock, 7,000 shares of Series B preferred stock and warrants to purchase 700,000 shares of common stock to the unit purchasers, we entered into a registration rights agreement. Under the registration rights agreement, we agreed to register the public resale of all shares of common stock and all shares of Series B preferred stock issued or issuable to the unit purchasers in connection with the units private placement by filing a registration statement with the SEC and keeping the registration statement effective until the later of December 9, 2002 or the date which is three months after all selling securityholders have ceased to be our affiliates. In addition, we have issued 325,054 shares of common stock and warrants to purchase 386,263 shares of common stock to the other selling securityholders. In connection with these issuances, we had granted the securityholders piggy-back registration rights to participate generally in registrations of our securities. These securityholders have exercised their piggy-back registration rights with respect to the registration of the shares offered under this prospectus.

         The following table sets forth, as of April 19, 2000, except as otherwise stated in the notes to the table, the number of shares of common stock and of Series B preferred stock beneficially owned by each selling securityholder, the percent of outstanding shares the beneficially owned shares represent, and the number of shares that may be offered for sale from time to time by each selling securityholder under this prospectus. This information is based on information provided by or on behalf of the selling securityholders. We cannot estimate the number of shares that the selling securityholders will beneficially own after completion of this offering, because the selling securityholders may sell all, part or none of their shares of common stock or of Series B preferred stock under this prospectus and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares offered by this prospectus. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a part of their Series B preferred stock or common stock since the date on which they provided the information regarding their beneficial ownership.


         Beneficial ownership is determined under the rules of the SEC. Unless otherwise indicated below, to our knowledge, each stockholder named in the table below has sole voting and investment power with respect to the shares shown in the table, except as provided by applicable community property laws. This table has been prepared based upon the information furnished to us by the selling securityholders. In computing the number of shares of any class beneficially owned by a person and the percent of outstanding shares of that class holding of that person, beneficial ownership includes any shares issuable under options, warrants, conversion rights and other rights that are currently exercisable or exercisable within 60 days of April 19, 2000. These shares, however, are not included for purposes of computing the beneficial ownership of any other person. The percentage of beneficial ownership is based upon 5,164,723 shares of common stock outstanding on April 19, 2000.




                                           Number of Shares                  Percent of               Number of Shares Offered
                                        Beneficially Owned(1)             Outstanding Shares          Under this Prospectus(1)
                                    -----------------------------   ----------------------------     -------------------------
Name of Selling                     Common              Series B       Common           Series B     Common              Series B
Securityholder(2)                                       Preferred                      Preferred                         Preferred
--------------------------------   ---------            ---------   -----------        -----------   --------------      ----------
DDJ Capital Management,
LLC (3)                            1,405,612               3,000        23.5                42.9        1,405,612          3,000

Special Situations Fund
III, L.P. (4)(5)                     386,543                 825         7.2                11.8          386,543            825

Special Situations Private
Equity Fund, L.P. (4)(6)             262,669                 500         5.0                 7.1          234,269            500

Special Situations Technology
Fund, L.P. (4)(7)                    216,915                 400         4.1                 5.7          187,415            400

Special Situations Cayman
Fund, L.P. (4)(8)                    128,848                 275         2.5                 3.9          128,848            275

SEI Institutional Management
Trust (9)(10)                        140,561                 300         2.7                 4.3          140,561            300

Bost & Co.
(9)(11)                               93,707                 200         1.8                 2.9           93,707            200

Warburg Pincus High Yield
Fund (9)(12)                          70,281                 150         1.4                 2.1           70,281            150

The Common Fund (9)(13)               70,281                 150         1.4                 2.1           70,281            150


CSAM Investment Trust - U.S.
HYLD Series (9)(14)                   70,281                 150         1.4                 2.1           70,281            150

SEI Global - High Yield
Fixed Income Fund (9)(15)             23,427                  50         0.5                 0.7           23,427             50

Kenneth B. Funsten (16)(17)          200,914                 181         3.9                 2.6           84,805            181

Famco Value Income
Partners, L.P. (16)(18)              261,135                 270         5.0                 3.9          126,505            270

Famco Offshore, Ltd.(16)(19)          49,190                  49         1.0                 0.1           22,959             49



Leslie R. Schultz (20)               190,822                 250         3.6                 3.6          117,134            250

Robert M. Freeman (21)               117,134                 250         2.2                 3.6          117,134            250

American Meter Company (22)          461,317                   0         8.7                   0          461,317              0

Scient Corporation(23)                     0                   0           0                   0          125,000              0

John A. Harpole (24)                  60,000                   0         1.1                   0           60,000              0

National Bank
of Canada(25)                         20,000                   0         0.4                   0           20,000              0

Silverman Heller
Associates(26)                        20,500                   0         0.4                   0           15,000              0

First Albany Corporation (27)         15,000                   0         0.3                   0           15,000              0

William Reinert (28)                  27,700                   0         0.5                   0            6,000              0

John S. Koodrich (29)                  4,500                   0         0.1                   0            4,500              0

Lawrence C. Petrucci (30)              5,500                   0         0.1                   0            4,500              0
------------------------


(1) The number of shares of common stock issuable upon conversion of the Series B preferred stock, as shown in this table, is based upon the initial conversion rate of 168.5374 shares of common stock per share of Series B preferred stock, and also assumes no accumulated and unpaid dividends. The initial conversion rate will be adjusted as the result of events contained in the terms of the Series B preferred stock. See "Description of the Series B Preferred Stock". If any adjustment event occurs, or if there are any accumulated and unpaid dividends on the Series B preferred stock, then the number of shares of common stock issuable upon conversion of the Series B preferred stock could be increased above the numbers shown in this table. Because this prospectus covers all shares issuable upon conversion of Series B preferred stock, the actual number of shares of common stock offered under this prospectus may be greater than the number shown in the table.

(2) Any information about additional selling securityholders, and any changed information about the selling securityholders listed in the table below, will be contained in one or more prospectus supplements, if required.


(3) Information based, in part, upon Amendment No. 3 to Schedule 13D filed with the SEC on April 11, 2000 by DDJ Capital Management, LLC III-A Capital Partners, L.P. and GP III-A, LLC. The shares of common stock and Series B preferred stock are owned by B III-A Capital Partners (234,269 shares of common stock and 500 shares of Series B preferred stock), the DDJ Canadian High Yield Fund (702,806 shares of common stock and 1,500 shares of Series B preferred stock) and an account established for an institutional investor (468,537 shares of common stock and 1,000 shares of Series B preferred stock). GP III-A is the general partner of, and DDJ is the investment manager for, B III-A Capital Partners. DDJ is also the investment manager for the account established for the institutional investor and investment advisor to the DDJ Canadian High Yield Fund. Includes 300,000 shares of common stock that may be acquired upon the exercise of currently exercisable warrants (of which warrants to purchase 50,000 shares are owned by B III-A, warrants to purchase 150,000 shares are owned by DDJ Canadian High Yield Fund and warrants to purchase 100,000 shares are owned by the institutional account) and 505,612 shares of common stock that may be acquired after June 9, 2000 upon conversion of the 3,000 shares of Series B preferred stock.



(4) Information based, in part, upon Schedule 13D filed with the SEC on March 8, 2000 by Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P., Special Situations Technology Fund, L.P., MGP Advisors Limited Partnership, AWM Investments Company, Inc., MG Advisors, L.C., SST Advisors, L.L.C., Austin
      W. Marxe and David M. Greenhouse. MGP Advisors Limited Partnership is the general partner of and the investment advisor to the Special Situations Fund III. AWM Investment Company is the general partner of MGP Advisors and the general partner of and investment adviser to the Special Situations Cayman Fund. MG Advisers is the general partner of the Special Situations Private Equity Fund. SST Advisors is the general partner of the Special Situations Technology Fund. Austin W. Marxe and David M. Greenhouse are the officers, directors and members or principal shareholders of MG Advisors, MGP Advisors, AWM Investment Company and SST Advisors. As a group, these selling securityholders beneficially own a total of 994,975 shares of common stock, or 17.5% of outstanding common stock, and 2,000 shares of Series B preferred stock, or 28.6% of outstanding preferred stock, and are offering 937,075 shares of common stock and 2,000 shares of Series B preferred stock under this prospectus.

(5) Includes 82,500 shares of common stock that may be acquired upon the exercise of currently exercisable warrants and 139,043 shares of common stock that may be acquired after June 9, 2000 upon the conversion of 825 shares of Series B preferred stock.

(6) Includes 50,000 shares of common stock that may be acquired upon the exercise of currently exercisable warrants and 84,269 shares of common stock that may be acquired after June 9, 2000 upon the conversion of 500 shares of Series B preferred stock.

(7) Includes 40,000 shares of common stock that may be acquired upon the exercise of currently exercisable warrants and 67,415 shares of common stock that may be acquired after June 9, 2000 upon the conversion of 400 shares of Series B preferred stock.

(8) Includes 27,500 shares of common stock that may be acquired upon the exercise of currently exercisable warrants and 46,348 shares of common stock that may be acquired after June 9, 2000 upon the conversion of 275 shares of Series B preferred stock.

(9) Credit Suisse Asset Management, L.P., is the investment advisor for SEI Institutional Management Trust, Bost & Co., Warburg Pincus High Yield Fund, The Common Fund, CSAM Investment Trust - U.S. HYLD Series and SEI Global - High Yield Fixed Income Fund. As a group, these selling securityholders beneficially own and are offering under this prospectus 468,538 shares of common stock, or 8.6% of outstanding common stock, and 1,000 shares of Series B preferred stock, or 14.3% of outstanding Series B preferred stock.

(10) Includes 30,000 shares of common stock that may be acquired upon the exercise of currently exercisable warrants and 50,561 shares of common stock that may be acquired after June 9, 2000 upon the conversion of 300 shares of Series B preferred stock.


(11) Includes 20,000 shares of common stock that may be acquired upon the exercise of currently exercisable warrants and 33,707 shares of common stock that may be acquired after June 9, 2000 upon the conversion of 200 shares of Series B preferred stock.

(12) Includes 15,000 shares of common stock that may be acquired upon the exercise of currently exercisable warrants and 25,281 shares of common stock that may be acquired after June 9, 2000 upon the conversion of 150 shares of Series B preferred stock.

(13) Includes 15,000 shares of common stock that may be acquired upon the exercise of currently exercisable warrants and 25,281 shares of common stock that may be acquired after June 9, 2000 upon the conversion of 150 shares of Series B preferred stock.

(14) Includes 15,000 shares of common stock that may be acquired upon the exercise of currently exercisable warrants and 25,281 shares of common stock that may be acquired after June 9, 2000 upon the conversion of 150 shares of Series B preferred stock.

(15) Includes 5,000 shares of common stock that may be acquired upon the exercise of currently exercisable warrants and 8,427 shares of common stock that may be acquired after June 9, 2000 upon the conversion of 50 shares of Series B preferred stock.


(16) Kenneth B. Funsten is the president and the portfolio manager of Funsten Asset Management Company. Funsten Asset Management Company is the general partner of Famco Value Income Partners, L.P. Mr. Funsten is a Director of Famco Offshore, Ltd. Mr. Funsten holds sole voting and investment power over the securities owned by Famco Value and Famco Offshore. As a group, these selling securityholders beneficially own 511,239 shares of common stock, or 9.6% of outstanding common stock, and 500 shares of Series B preferred stock, or 7.1% of outstanding Series B preferred stock, and are offering under this prospectus 234,269 shares of common stock and 500 shares of Series B preferred stock. Does not include 4,100 shares owned by an employee of Funsten Asset Management Company which cannot be sold or further added to without permission by Mr. Funsten by virtue of restrictions that are placed on securities transactions by employees of Funsten Asset Management Company, because Mr. Funsten has no investment or voting authority over the shares of the employee and Mr. Funsten expressly disclaims beneficial ownership of these shares.

(17) Includes 30,583 shares of common stock that may be acquired upon the exercise of currently exercisable warrants and 30,505 shares of common stock that may be acquired after June 9, 2000 upon the conversion of 181 shares of Series B preferred stock.

(18) Includes 80,800 shares of common stock that may be acquired upon the exercise of currently exercisable warrants and 45,505 shares of common stock that may be acquired after June 9, 2000 upon the conversion of 270 shares of Series B preferred stock.


(19) Includes 13,962 shares of common stock that may be acquired upon the exercise of currently exercisable warrants and 8,259 shares of common stock that may be acquired after June 9, 2000 upon the conversion of 49 shares of Series B preferred stock.

(20) Includes 30,750 shares of common stock that may be acquired upon the exercise of currently exercisable warrants and 42,134 shares of common stock that may be acquired after June 9, 2000 upon the conversion of 250 shares of Series B preferred stock.

(21) Includes 25,000 shares of common stock that may be acquired upon the exercise of currently exercisable warrants and 42,134 shares of common stock that may be acquired after June 9, 2000 upon the conversion of 250 shares of Series B preferred stock.

(22) Information based, in part, upon Amendment No. 1 to Schedule 13D filed by American Meter Company, a successor in interest to its former subsidiary Eagle Research Corporation, with the SEC on February 29, 2000. Includes 136,263 shares of common stock that may be acquired upon the exercise of currently exercisable warrants.

(23) The number of shares beneficially owned does not include, but the number of shares offered under this prospectus does include, 125,000 shares of common stock that may be acquired upon the exercise of a warrant held by the selling securityholder. The warrant is exercisable from September 7, 2000 through September 7, 2003 at an exercise price of $5.00 per share for 62,500 shares of common stock and at $10.00 per share for an additional 62,500 shares of common stock.

(24) The number of shares of common stock beneficially owned and offered under this prospectus includes 40,000 shares of common stock that may be acquired upon the exercise of currently exercisable warrants. The number of shares beneficially owned does not include, but the number of shares offered under this prospectus does include, an additional 20,000 shares of common stock that may be acquired upon the exercise of warrants commencing March 13, 2001. These warrants are exercisable until September 14, 2002. The number of shares beneficially owned includes, but the number of shares offered under this prospectus does not include, 20,000 shares of common stock that may be acquired upon the exercise of currently exercisable stock options.

(25) Represents shares of common stock that may be acquired upon the exercise of a warrant held by the selling securityholder. The warrant is exercisable until September 7, 2002 at an exercise price of $5.00 per share.

(26) Includes 15,000 shares of common stock that may be acquired upon the exercise of a warrant held by the selling securityholder. The warrant is exercisable until July 19, 2004 at an exercise price of $2.47 per share for 7,500 shares of common stock and at an exercise price of $4.50 per share for an additional 7,500 shares of common stock. The number of shares beneficially owned includes, but the number of shares offered under this prospectus does not include, 5,500 shares of common stock owned by Eugene Heller, the owner of the selling securityholder.

(27) Represents shares of common stock that may be acquired upon the exercise of currently exercisable warrants at an exercise price of $14.50 per share until February 4, 2004.

(28) The number of shares beneficially owned and offered under this prospectus consists of 4,500 shares of common stock that may be acquired upon the exercise of currently exercisable warrants at an exercise price of $14.50 per share until February 4, 2004. The number of shares beneficially owned includes, but the number of shares offered under this prospectus does not include, 21,700 shares owned by Mr. Reinert's wife.


(29) Represents shares of common stock that may be acquired upon the exercise of currently exercisable warrants at an exercise price of $14.50 per share until February 4, 2004.


(30) The number of shares beneficially owned and offered under this prospectus consists of 4,500 shares of common stock that may be acquired upon the exercise of currently exercisable warrants at an exercise price of $14.50 per share until February 4, 2004. The number of shares beneficially owned includes, but the number of shares offered under this prospectus does not include, 1,000 shares that may be acquired upon the exercise of currently exercisable warrants.


         Information about the selling securityholders may change over time. Any changed information will be contained in one or more prospectus supplements.

         Except as described below, none of the selling securityholders has had any position, office or other material relationship with us or any of our affiliates within the past three years, other than as a result of the ownership of our shares or other securities.

         On March 17, 2000, PowerSpring acquired Mercator. Mr. Harpole was the sole shareholder of Mercator. See "Metretek Technologies, Inc. - Our recent Internet-based business strategy - Acquisition of Mercator."

         On May 4, 1998, Metretek Florida acquired assets of a subsidiary of American Meter. We and Metretek Florida entered into agreements relating to the acquisition and ongoing relationships with American Meter and its former subsidiary, including an asset purchase agreement, a promissory note, and a noncompete agreement. Metretek Florida also entered into a license agreement with American Meter, for the license by American Meter to Metretek of operating software, and the development, manufacture and sale by Metretek Florida to American Meter of electronic components and related equipment pertaining to electronic temperature and pressure correction to be embedded within certain new rotary and turbine meters of American Meter. The license agreement also grants to American Meter and its affiliates the right to sell Metretek Florida products in the United States and Canada at agreed-upon prices. After the acquisition, Metretek Florida and American Meter entered into an international sales agreement, under which American Meter and its affiliates have the non-exclusive right to sell Metretek Florida products internationally. Harry I. Skilton, the president, chief executive officer and a director of American Meter, became a member of our board of directors in May 1998 in connection with this acquisition. During fiscal 1998 and 1999, we recorded revenues of approximately $522,000 and $593,000 with respect to sales to American Meter under the license agreement and the international sales agreement. The terms of the acquisition agreements, the license agreement and the international sales agreement were the result of arms-length negotiations between the parties.

         Each of the unit purchasers purchased from us, in the units private placement, units consisting of shares of common stock, shares of Series B preferred stock and warrants to purchase shares of common stock. In connection with their purchase of the units, the unit purchasers entered into a securities purchase agreement, a registration rights agreement and related agreements with us, relating to the common stock, Series B preferred stock and unit warrants. The terms of these securities, and the rights of the holders of these securities, are described below under "Description of Capital Stock" and "Description of the Series B Preferred Stock".


                              PLAN OF DISTRIBUTION

         The selling securityholders may from time to time offer and sell the shares offered under this prospectus. References in this prospectus to the selling securityholders include the persons listed in the table under "Selling Securityholders" and any donees, pledgees, transferees or other successors-in-interest selling shares received from a selling securityholder as a gift, pledge, partnership distribution or other non-sale-related transfer after the date of this prospectus. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of the shares.

         The selling securityholders may sell the shares offered under this prospectus on the Nasdaq National Market, on any other stock exchange or stock market on which the shares may from time to time be traded, in the over-the-counter market, in negotiated transactions, in underwritten transactions or otherwise, at market prices prevailing at the time of sale, at prices related to the then prevailing market prices, at negotiated prices, or at fixed prices, in one or more of the following transactions:

         - a block trade in which the broker-dealer engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         - a purchase by a broker-dealer as principal and resale by the broker-dealer for its own account under this prospectus;

         -    an exchange distribution under the rules of the exchange;

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         -    privately negotiated transactions;

         - through the writing of options on the shares, whether or not the options are listed on an options exchange;

         -    pledges to secure debts and other obligations;

         -    short sales;

         - broker-dealers may agree with the selling securityholders to sell a specified number of shares at a stipulated price per share; or

         -    any other method permitted by applicable law.

         The selling securityholders may effect sales by selling the shares directly to purchasers or to or through underwriters or broker-dealers, acting as principal or agent. In effecting sales, underwriters or broker-dealers engaged by the selling securityholders may arrange for other broker-dealers to participate in the resales. The selling securityholders have advised us that, as of the date of this prospectus, they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares offered under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling securityholders.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling securityholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principal, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. The selling securityholders and any broker-dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. Accordingly, any commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling securityholders may be deemed to be underwriters under the Securities Act, the selling securityholders will be required to comply with the prospectus delivery requirements of the Securities Act.

         The selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions in connection with distributions of the shares or otherwise. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of the shares offered under this prospectus in the course of hedging the positions they assume with selling securityholders. The selling securityholders also may sell shares short and redeliver the shares offered under this prospectus to close out their short positions. The selling securityholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to the broker-dealers or other financial institutions of the shares offered under this prospectus. The broker-dealer may then resell or otherwise transfer these shares under this prospectus as it may be amended or supplemented to reflect this transaction. The selling securityholders also may loan or pledge the shares offered under this prospectus to a broker-dealer or other financial institution. The broker-dealer or other financial institution may sell the shares so loaned, or upon a default the broker-dealer or other financial institution may sell the pledged shares under this prospectus.

         In addition, any shares offered under this prospectus that qualify for sale under Rule 144 under the Securities Act may be sold by the selling securityholders under Rule 144 rather than under this prospectus.

         The shares will be sold only through registered or licensed brokers or dealers if required by applicable state securities laws. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares offered under this prospectus may be limited in its ability to engage in market activities with respect to these shares. The selling securityholders will be required to comply with the applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including the anti-manipulation provisions of Regulation M, which provisions may restrict activities of the selling securityholders and limit the timing of purchases and sales of shares by the selling securityholders. Furthermore, under Regulation M under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market-making activities with respect to the particular shares being distributed for specific periods before the commencement of the distribution. All of the foregoing may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the shares.

         Upon being notified by a selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, underwritten offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act, disclosing:

      - the name of the selling securityholder and of the participating broker-dealer(s);

      -  the number of shares involved;

      -  the price at which the shares were sold;

      - the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

      - that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

      -  other facts material to the transaction.

         In addition, upon being notified by a selling securityholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, we will file a supplement to this prospectus. Any prospectus supplement may also add, update or change any information contained in this prospectus.

         We will pay all expenses related to the registration of the sale of the shares offered under this prospectus by the selling securityholders. The selling securityholders will pay all commissions, discounts, concessions and other compensation and selling expenses attributable to the sale of the shares. We have agreed to indemnify the selling securityholders against liabilities related to the registration of the shares, including liabilities arising under the Securities Act, or to contribute to payments the selling securityholders may be required to make in respect of these liabilities. The selling securityholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against liabilities related to the offer and sale of the shares, including liabilities arising under the Securities Act, or to contribute to payments a broker-dealer or agent may be required to make in respect of these liabilities.

         We cannot assure you that the selling securityholders will sell all or any of the shares offered under this prospectus.

                                  LEGAL MATTERS

         The validity of the shares offered under this prospectus will be passed upon for us by Kegler, Brown, Hill & Ritter Co., L.P.A., Columbus, Ohio.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference from Metretek's Annual Report on Form 10-KSB for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, proxy statements or other information we file with the SEC at the SEC's public reference rooms at the following locations:

Washington, D.C. Office      New York Regional Office   Chicago Regional Office
 450 Fifth Street, N.W.        7 World Trade Center         Citicorp Center
      Room 1024                     Suite 1300           500 West Madison Street
Washington, D.C.  20549      New York, New York  10048         Suite 1400
                                                        Chicago, IL  60661-2511

         Please call the SEC at 1-800-SEC-0330 to obtain information on the operation of its public reference rooms. Our SEC filings are also available on the Internet on the SEC's web site at http://www.sec.gov.

         Our common stock is listed on the Nasdaq National Market. Reports, proxy statements and other information we file with the SEC can be inspected at the offices of the Nasdaq Stock Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

         The SEC allows us to "incorporate by reference" in this prospectus the information we file with the SEC. This means we can disclose important information to you by referring you to the filed documents that contain the information. The information incorporated by reference is considered to be part of this prospectus, and documents that we file later with the SEC will automatically update and supersede previously filed information. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, until the termination or completion of the offering under this prospectus:

      - our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999;

      -  our Current Report on Form 8-K filed on April 3, 2000; and

      - the description of our common stock, including the description of our preferred share purchase rights, contained in our registration statement on Form 8-A filed with the SEC on January 10, 1993, which was amended on Form 8-A/A Amendment No. 1 filed with the SEC on April 3, 1998, Form 8-A/A Amendment No. 3 filed with the SEC on July 7, 1998 and Form 8-A/A Amendment No. 4 filed with the SEC on December 27, 1999, including any amendments or reports filed with the SEC for the purpose of updating the description.

         We will provide you with a copy of these filings, at no cost, if you write or telephone us at the following address:

                           Metretek Technologies, Inc.
                            1675 Broadway, Suite 2150
                             Denver, Colorado 80202
                         Attention:  Corporate Secretary
                            Telephone: (303) 592-5555

         We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, relating to the securities that may be offered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included or incorporated by reference in the registration statement. The registration statement, including the exhibits filed with it, can be obtained from the SEC or from us as indicated above.

         You should rely only on the information provided or incorporated by reference in this prospectus or in any supplement to this prospectus. We have not authorized anyone to provide you with any different information. Neither we nor the selling securityholders are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table shows the costs and expenses, other than underwriting discounts and commissions, payable by Metretek Technologies, Inc. in connection with the offering of the shares being registered in this registration statement. All amounts shown in the table below, other than the SEC registration fee, are estimates:


         SEC registration fee........................            $9,156.47
         Nasdaq National Market listing fee..........            17,500.00
         Legal fees and expenses.....................            20,000.00
         Accounting fees and expenses................             5,000.00
         Printing costs..............................             1,000.00
         Miscellaneous...............................             7,343.53
                                                                ----------
                   Total.............................           $60,000.00
                                                                ==========



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the General Corporation Law of the State of Delaware ("DGCL") provides for indemnification of the directors, officers, employees and agents of a corporation under certain conditions and subject to certain limitations. As permitted by Section 145 of the DGCL, Metretek's Second Restated Certificate of Incorporation ("Second Restated Certificate") permits Metretek to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of Metretek, by reason of the fact such person is or was an officer of director of Metretek, or is or was serving at Metretek's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Metretek, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. Metretek is also permitted to indemnify the same persons against expenses, including attorneys' fees, actually and reasonably incurred by such persons in connection with the defense or settlement of any threatened, pending or completed action or suit by or in the right of Metretek under the same conditions, except that no indemnification will be made in respect to any claim, issue or matter as to which such person has been adjudged to be liable to Metretek unless, and only to the extent that, the adjudicating court determines that such indemnification is proper under the circumstances. To the extent such persons are successful on the merits or otherwise in defense of any such action, suit or proceeding, such indemnification is mandatory. Metretek may also pay the expenses incurred in any such action, suit or proceeding in advance of its final disposition, upon receipt of an appropriate undertaking by such person. Such rights are not exclusive of any other right which any person may have or hereafter acquire under any statute, or under any provision of the Second Restated Certificate, Metretek's By-Laws, or under any agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of these provisions of the Restated Certificate will in any way diminish or adversely affect the rights of any person to indemnification thereunder in respect of any occurrences or matters arising before any such repeal or modification.

         Metretek's Amended and Restated By-Laws provide that Metretek shall indemnify its directors, officers, employees and agents to the extent permitted by the DGCL.

         As permitted by Section 102(b)(7) of the DGCL, Metretek's Second Restated Certificate also eliminates the personal liability of Metretek's directors to Metretek or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or out stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DCGL, relating to unlawful payments of dividends or unlawful stock purchases or redemptions; and (iv) for any transaction from which a director derived an improper personal benefit.

         Metretek's Second Restated Certificate also specifically authorizes Metretek to maintain insurance and to grant similar indemnification rights to employees or agents of Metretek. The directors and officers of Metretek are covered by an insurance policy indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacity.

         Metretek has also entered into indemnification agreements with each of its directors that require Metretek to indemnify its directors against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacity.

ITEM 16.  EXHIBITS

 (2)     PLAN OF PURCHASE, SALE, REORGANIZATION, ARRANGEMENT, LIQUIDATION OR
         SUCCESSION:

         (2.1) Asset Purchase Agreement, dated as of March 23, 1998, by and among Eagle Research Corporation, American Meter Company, Metretek, Incorporated and Marcum Natural Gas Services, Inc. (Incorporated by reference to Exhibit 2.4 to Metretek's Annual Report on Form 10-KSB for the year ended December 31, 1997.)

         (2.2) Agreement and Plan of Merger, dated as of March 16, 2000, by and between TotalPlan, Inc. and PowerSpring, Inc. (Incorporated by reference to Exhibit 2.2 to Metretek's, Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999.)


         (2.3) Agreement and Plan of Merger, dated as of March 17, 2000, by and among PowerSpring, Inc., MERC Acquisition Corp., Mercator Energy Incorporated and John A. Harpole. (Incorporated by reference to Exhibit 2.3 to Metretek's Annual Report on
                  Form 10-KSB for the fiscal year ended December 31, 1999.)


 (4)     INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING
         INDENTURES:

         (4.1) Second Restated Certificate of Incorporation of Metretek Technologies, Inc.*

         (4.2) Amended and Restated By-Laws of Metretek Technologies, Inc. (Incorporated by reference to Exhibit 3.2 to Metretek's Form 8-K filed on July 3, 1998).

         (4.3) Specimen Common Stock Certificate. (Incorporated by reference to Exhibit 4.1 to Metretek's Registration Statement on Form S-18, Registration No. 33-44558.)

         (4.4)    Specimen Series B Preferred Stock Certificate.

         (4.5) Rights Agreement, dated as of December 2, 1991, between Metretek Technologies, Inc. and American Securities Transfer, Inc. (Incorporated by reference to Exhibit 10.6 to Metretek's Registration Statement on Form S-18, Registration No. 33-44558.)

         (4.6) Amendment No. 1 to Rights Agreement, dated as of March 23, 1998, between Metretek Technologies, Inc. and American Securities Transfer & Trust, Inc. (Incorporated by reference to Exhibit 2 to Metretek's Form 8-A/A Amendment No. 1 filed April 3, 1998).

         (4.7) Amendment No. 2 to Rights Agreement, dated as of December 9, 2000, between Metretek Technologies, Inc. and American Securities Transfer & Trust, Inc. (Incorporated by reference to Exhibit 1 to Metretek's Form 8-A/A Amendment No. 4 filed December 22, 1999).

         (4.8) Securities Purchase Agreement, dated as of December 9, 1999, by and among Metretek Technologies, Inc. and certain purchases of securities of Metretek Technology, Inc. (collectively, the "Unit Purchasers"). (Incorporated by reference to Exhibit 4.3 to Metretek's Form 8-K filed on December 21, 1999).

         (4.9) Form of Common Stock Purchase Warrant issued to Unit Purchasers. (Incorporated by reference to Exhibit 4.3 to Metretek's Form 8-K filed on December 21, 1999).

         (4.10) Registration Rights Agreement, dated December 9, 1999, by and among Metretek Technologies, Inc. and the Unit Purchasers. (Incorporated by reference to Exhibit 4.4 to Metretek's Form 8-K filed on December 21, 1999).

         (4.11) Letter Agreement, dated as of December 22, 1999, between Metretek Technologies, Inc. and DDJ Capital Management. (Incorporated by reference to Exhibit 4.5 to Metretek's Form 8-K filed on December 21, 1999).

         (4.12) Form of Common Stock Purchase Warrant issued to Scient Corporation.

         (4.13)   Form of Common Stock Purchase Warrant held by John A. Harpole.

         (4.14) Form of Common Stock Purchase Warrant issued to National Bank of Canada.

         (4.15) Form of Common Stock Purchase Warrant issued to Silverman Heller Associates.

         (4.16) Form of Common Stock Purchase Agreement issued to First Albany Corporation, William Reinert, John S. Koodrich and
                  Lawrence C. Petrucci.

 (5)     OPINION ON LEGALITY:

         (5.1)    Opinion of Kegler, Brown, Hill & Ritter Co., L.P.A.


(8)      OPINION ON TAX MATTERS:

         (8.1) Opinion of Kegler, Brown, Hill & Ritter Co., L.P.A. on tax matters

(23)     CONSENTS OF EXPERTS AND COUNSEL:

         (23.1)   Consent of Deloitte & Touche LLP

         (23.2) Consent of Kegler, Brown, Hill & Ritter Co. L.P.A. (included in Exhibits 5.1 and 8.1)

(24)     POWER OF ATTORNEY:

         (24.1) Powers of Attorney of officers and directors of Metretek Technologies, Inc. (included on Signature Page).

------------------------

* Previously filed.

ITEM 17.  UNDERTAKINGS.

         (a)      Metretek, the Small Business Issuer, will:

                  (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                           (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                           (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and


                           (iii) Include any additional or changed material information on the plan of distribution;


                           provided, however, that paragraph (i) and (ii) above do not apply if the information required in a post-effective amendment is incorporated by reference from periodic reports filed by Metretek under the Exchange Act.

                  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.


                  (3) File a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.


         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Small Business Issuer pursuant to the foregoing provisions, or otherwise, the Small Business Issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Small Business Issuer of expenses incurred or paid by a director, officer or controlling person of the Small Business Issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Small Business Issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (c)      Metretek, the Small Business Issuer, will:

                  (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Small Business Issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared if effective.


                  (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

         (d) Metretek hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Metretek's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on the 26th day of April, 2000.


                                        METRETEK TECHNOLOGIES, INC.

                                        By: /s/ W. Phillip Marcum
                                            ------------------------------------
                                            W. Phillip Marcum, President



         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


SIGNATURE                                   TITLE                                       DATE
---------                                   -----                                       ----
                 *                          President, Chief Executive Officer          April 26, 2000
------------------------------------        and Director (Principal Executive
W. Phillip Marcum                           Officer)


                 *                          Executive Vice President, Chief Financial   April 26, 2000
------------------------------------        Officer, Treasurer and Director
A. Bradley Gabbard                          (Principal Financial Officer)


                 *                          Principal Accounting Officer, Controller    April 26, 2000
------------------------------------        and Secretary (Principal Accounting
Gary J. Zuiderveen                          Officer)


                 *                          Director                                    April 26, 2000
------------------------------------
Basil M. Briggs

                 *                          Director                                    April 26, 2000
------------------------------------
Robert Lloyd

                 *                          Director                                    April 26, 2000
------------------------------------
Albert F. Thomasson

                 *                          Director                                    April 26, 2000
------------------------------------
Ronald W. McKee

                 *                          Director                                    April 26, 2000
------------------------------------
Harry I. Skilton

*Signed pursuant to a Power of Attorney

By: /s/ Paul R. Hess
   ---------------------------------
   Paul R. Hess, Attorney-in-Fact

                           METRETEK TECHNOLOGIES, INC.
                                    FORM S-3

                                  EXHIBIT INDEX

ITEM 16.  EXHIBITS

 (2)     PLAN OF PURCHASE, SALE, REORGANIZATION, ARRANGEMENT, LIQUIDATION OR
         SUCCESSION:

         (2.1) Asset Purchase Agreement, dated as of March 23, 1998, by and among Eagle Research Corporation, American Meter Company, Metretek, Incorporated and Marcum Natural Gas Services, Inc. (Incorporated by reference to Exhibit 2.4 to Metretek's Annual Report on Form 10-KSB for the year ended December 31, 1997.)

         (2.2) Agreement and Plan of Merger, dated as of March 16, 2000, by and between TotalPlan, Inc. and PowerSpring, Inc. (Incorporated by reference to Exhibit 2.2 to Metretek, Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999.)


         (2.3) Agreement and Plan of Merger, dated as of March 17, 2000, by and among PowerSpring, Inc., MERC Acquisition Corp., Mercator Energy Incorporated and John A. Harpole.(Incorporated by reference to Exhibit 2.3 to Metretek, Annual Report on
                  Form 10-KSB for the fiscal year ended December 31, 1999.)


 (4)     INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING
         INDENTURES:

         (4.1) Second Restated Certificate of Incorporation of Metretek Technologies, Inc.*

         (4.2) Amended and Restated By-Laws of Metretek Technologies, Inc. (Incorporated by reference to Exhibit 3.2 to Metretek's Form 8-K filed on July 3, 1998).

         (4.3) Specimen Common Stock Certificate. (Incorporated by reference to Exhibit 4.1 to Metretek's Registration Statement on Form S-18, Registration No. 33-44558.)

         (4.4)    Specimen Series B Preferred Stock Certificate.

         (4.5) Rights Agreement, dated as of December 2, 1991, between Metretek Technologies, Inc. and American Securities Transfer, Inc. (Incorporated by reference to Exhibit 10.6 to Metretek's Registration Statement on Form S-18, Registration No. 33-44558.)

         (4.6) Amendment No. 1 to Rights Agreement, dated as of March 23, 1998, between Metretek Technologies, Inc. and American Securities Transfer & Trust, Inc. (Incorporated by reference to Exhibit 2 to Metretek's Form 8-A/A Amendment No. 1 filed April 3, 1998).

         (4.7) Amendment No. 2 to Rights Agreement, dated as of December 9, 2000, between Metretek Technologies, Inc. and American Securities Transfer & Trust, Inc. (Incorporated by reference to Exhibit 1 to Metretek's Form 8-A/A Amendment No. 4 filed December 22, 1999).

         (4.8) Securities Purchase Agreement, dated as of December 9, 1999, by and among Metretek Technologies, Inc. and certain purchases of securities of Metretek Technology, Inc. (collectively, the "Unit Purchasers"). (Incorporated by reference to Exhibit 4.3 to Metretek's Form 8-K filed on December 21, 1999).

         (4.9) Form of Common Stock Purchase Warrant issued to Unit Purchasers. (Incorporated by reference to Exhibit 4.3 to Metretek's Form 8-K filed on December 21, 1999).

         (4.10) Registration Rights Agreement, dated December 9, 1999, by and among Metretek Technologies, Inc. and the Unit Purchasers. (Incorporated by reference to Exhibit 4.4 to Metretek's Form 8-K filed on December 21, 1999).

         (4.11) Letter Agreement, dated as of December 22, 1999, between Metretek Technologies, Inc. and DDJ Capital Management. (Incorporated by reference to Exhibit 4.5 to Metretek's Form 8-K filed on December 21, 1999).

         (4.12) Form of Common Stock Purchase Warrant issued to Scient Corporation.

         (4.13)   Form of Common Stock Purchase Warrant held by John A. Harpole.

         (4.14) Form of Common Stock Purchase Warrant issued to National Bank of Canada.

         (4.15) Form of Common Stock Purchase Warrant issued to Silverman Heller Associates.

         (4.16) Form of Common Stock Purchase Agreement issued to First Albany Corporation, William Reinert, John S. Koodrich and
                  Lawrence C. Petrucci.

 (5)     OPINION ON LEGALITY:

         (5.1)    Opinion of Kegler, Brown, Hill & Ritter Co., L.P.A.


(8)      OPINION ON TAX MATTERS:


         (8.1) Opinion of Kegler, Brown, Hill & Ritter Co., L.P.A. on tax matters


(23)     CONSENTS OF EXPERTS AND COUNSEL:

         (23.1)   Consent of Deloitte & Touche LLP

         (23.2) Consent of Kegler, Brown, Hill & Ritter Co. L.P.A. (included in Exhibits 5.1 and 8.1)

(24)     POWER OF ATTORNEY:

         (24.1) Powers of Attorney of officers and directors of Metretek Technologies, Inc. (included on Signature Page).

------------------------

* Previously filed.